Exhibit 10.1

EXECUTION COPY

AXA

AXA FINANCIAL, INC.

AXA FINANCIAL (BERMUDA) LTD

as Borrowers

AXA

as Guarantor

BNP PARIBAS

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

CITIGROUP GLOBAL MARKETS LIMITED

HSBC FRANCE

NATIXIS

SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING

and

THE ROYAL BANK OF SCOTLAND PLC.

as Bookrunner-Mandated Lead Arrangers

HSBC FRANCE

as Agent

HSBC BANK USA, NA

as Swingline Agent

and

THE LENDERS

CREDIT AGREEMENT

€4,000,000,000 (or its equivalent in Optional Currencies)

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33.	CHANGES TO THE LENDERS	77
34.	SECURITY OVER LENDERS’ RIGHTS	80
35.	PRO RATA INTEREST SETTLEMENT	81
36.	CHANGES TO THE OBLIGORS	82
37.	ROLE OF THE AGENT, THE ARRANGERS AND THE SWINGLINE AGENT	85
38.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	92
39.	SHARING AMONG THE FINANCE PARTIES	92
40.	PAYMENT MECHANICS	94
41.	DISRUPTION TO PAYMENT SYSTEMS ETC.	96
42.	IMPAIRED AGENT	97
43.	SET-OFF	98
44.	NOTICES	98
45.	COMMUNICATION WHEN AGENT IS IMPAIRED AGENT	101
46.	CALCULATIONS AND CERTIFICATES	101
47.	PARTIAL INVALIDITY	101
48.	REMEDIES AND WAIVERS	102
49.	AMENDMENTS AND WAIVERS	102
50.	CONFIDENTIALITY	104
51.	GOVERNING LAW	109
52.	ENFORCEMENT - JURISDICTION	109
53.	ELECTION OF DOMICILE	109
54.	U.S.A. PATRIOT ACT	109
SCHEDULE 1 THE ORIGINAL PARTIES		110
SCHEDULE 2 CONDITIONS PRECEDENT		113
SCHEDULE 3 REQUESTS		117
SCHEDULE 4 MANDATORY COST FORMULAE		120
SCHEDULE 5 FORM OF TRANSFER AGREEMENT		123
SCHEDULE 6 FORM OF ACCESSION LETTER		125
SCHEDULE 7 FORM OF RESIGNATION LETTER		126
SCHEDULE 8 FORM OF CONFIDENTIALITY UNDERTAKING		127
SCHEDULE 9 TIMETABLES		131
SCHEDULE 10 FORMS OF LETTER OF CREDIT		134
SCHEDULE 10A CONFIRMATION		139
SCHEDULE 11 U.S. BORROWER REPRESENTATIONS AND WARRANTIES		140
SCHEDULE 12 U.S. BORROWER INFORMATION UNDERTAKINGS		142
SCHEDULE 13 U.S. BORROWER GENERAL UNDERTAKINGS		143

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This Agreement dated 13 July 2011 (the “Agreement”) is made between:

(1)	AXA, a French société anonyme, whose head office is at 25, avenue Matignon, 75008 Paris (France) (“AXA”, the “Guarantor” or the “Company”);

(2)	AXA FINANCIAL, INC., a Delaware corporation, whose head office is at 1290 Avenue of the Americas, New York, NY 10104 (“AXA Financial”);

(3)

AXA FINANCIAL (BERMUDA) LTD., a company incorporated in Bermuda, whose registered office is at Clarendon House, 2 Church Street, Hamilton, Bermuda (“AXA Bermuda”, and together with AXA and AXA Financial, the “Original Borrowers”);

(4)

BNP PARIBAS, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, CITIGROUP GLOBAL MARKETS LIMITED, HSBC FRANCE, NATIXIS, SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING and THE ROYAL BANK OF SCOTLAND PLC. as bookrunner- mandated lead arrangers (the “Bookrunner-Mandated Lead Arrangers”);

(5)

THE BANK OF TOKYO-MITSUBISHI UFJ LTD., BARCLAYS CAPITAL, BANCO BILBAO VIZCAYA ARGENTARIA S.A., DEUTSCHE BANK AG, LONDON BRANCH, MORGAN STANLEY BANK INTERNATIONAL LIMITED, SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED, STANDARD CHARTERED BANK and UBS LIMITED as mandated lead arrangers (the “Mandated Lead Arrangers”);

(6)

ANZ BANK (EUROPE) LIMITED, COMMBANK EUROPE LIMITED, CREDIT SUISSE INTERNATIONAL, ROYAL BANK OF CANADA EUROPE LIMITED, STATE STREET BANK GMBH and UNICREDIT as arrangers (each of them, and each Bookrunner-Mandated Lead Arranger and each Mandated Lead Arranger an “Arranger” and collectively the “Arrangers”);

(7)

THE FINANCIAL INSTITUTIONS listed as Lenders in Part A of Schedule 1 (the “Original Facility A Lenders”), Part B of Schedule 1 (the “Original Swingline Lenders”), and Part C of Schedule 1 (the “Original L/C Lenders”) as lenders (together, the “Original Lenders”);

(8)	HSBC FRANCE as agent for the Finance Parties (the “Agent”); and

(9)	HSBC BANK USA, NA as agent for the Swingline Facility (the “Swingline Agent”).

It is agreed as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of:

(a)	if it is rated by Standard & Poor’s Rating Services, A– or higher; and

(b)	if it is rated by Fitch Ratings Ltd, A– or higher; and

(c)	if it is rated by Moody’s Investor Services Limited, A3 or higher; or

(d)	a comparable rating from an internationally recognised credit rating agency.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 36 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).

“Additional L/C Borrower” means a company which becomes an Additional L/C Borrower in accordance with Clause 36 (Change to the Obligors).

“Affiliate” means, in relation to a Lender, its subsidiary or holding company or any other subsidiary of its holding company. Notwithstanding the foregoing:

(a)	in relation to The Royal Bank of Scotland Plc, the term “Affiliate” shall not include:

(i)	the UK government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof); or

(ii)

any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings;

(b)	in relation to Crédit Agricole Corporate and Investment Bank, the term “Affiliate” shall include any Caisse Régionale de Crédit Agricole Mutuel and Le Crédit Lyonnais; and

(c)	in relation to Natixis, the term “Affiliate” shall also include any member of Banques Populaires group and Caisse d’Epargne group and Banque Palatine.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Paris foreign exchange market at or about 11:00 a.m. on a particular day.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)

in relation to a Facility A Commitment, the period from and including the date of this Agreement to and including the Business Day falling one (1) calendar month prior to the relevant Termination Date (or, if such date is not a Business Day, on the Business Day immediately prior to such date); and

(b)	in relation to a Swingline Commitment, the period from and including the date of this Agreement to and including the fifth Business Day before the relevant Termination Date.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its (or its Affiliate’s) participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its (or its Affiliate’s) participation in any Utilisations that are due to be made on or before the proposed Utilisation Date,

other than, in relation to any proposed Utilisation, that Lender’s (or its Affiliate’s) participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means any of Available Facility A or Available Swingline Facility.

“Available Facility A” means the aggregate for the time being of each Lender’s Available Commitment in respect of Facility A.

“Available Swingline Commitment” has the meaning given to such term in paragraph 8.1.1 of Clause 8.1 (General).

“Available Swingline Facility” has the meaning given to such term in paragraph 8.1.1 of Clause 8.1 (General).

“AXA Consolidated Net Worth” means the sum of (i) total shareholder’s equity (including minority interests), (ii) instruments junior to subordinated debt (if any), (iii) subordinated debt and (iv) mandatorily convertible bonds and notes, as each such item is described in the most recent annual consolidated financial statements of the Company. For the avoidance of doubt, as at 31 December 2010 AXA Consolidated Net Worth represented EUR 60,934 million.

“Bankruptcy Code” means Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereto) as amended.

“Base Currency” means euro.

“Base Currency Amount” means the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request, adjusted to reflect any repayment or prepayment of the Utilisation.

“Borrower” means an Original Borrower, an Additional Borrower or an Additional L/C Borrower, unless it has ceased to be a Borrower in accordance with Clause 36 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)

the interest (less the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in:

(a)	London, Paris and New York; and

(b)	in relation to any date for payment or purchase of a sum denominated in an Optional Currency, the principal financial centre of the country of such Optional Currency; or

(c)	in relation to any date for payment or purchase of a sum denominated in euro, any TARGET Day.

“Code” means as at any date, the U.S. Internal Revenue Code of 1986 and the regulations promulgated and the judicial and administrative decisions rendered under it, all as in effect on such date.

“Colisée RE” means a French société anonyme registered in the Registre du Commerce et des Sociétés of Paris under the identification number 542 066 394 RCS, whose head office is at 40, rue du Colisée, 75008 Paris (France).

“Commitment” means a Facility A Commitment or a Swingline Commitment.

“Confidential Information” means all information relating to the Company, any other Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purposes of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purposes of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 50 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or its advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 8 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

“CTA” means the Corporation Tax Act 2009.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or Clause 8.4 (Swingline Lenders’ participation); or

(b)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DOL” means the U.S. Department of Labor, or any entity succeeding to all or any of its functions.

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a U.S. Borrower or a subsidiary of a U.S. Borrower which is an ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued under it, all as the same may be in effect at such date.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with a U.S. Borrower, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means:

(a)

a reportable event described in Sections 4043 (c) (1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to an Employee Plan as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of that event. However, the existence with respect to any Employee Plan of an “accumulated funding deficiency” (as defined in Section 302 of ERISA), or a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA, shall be a reportable event for the purposes of this paragraph (a) regardless of the issuance of any waiver;

(b)	the withdrawal of any U.S. Borrower from an Employee Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a) (2) of ERISA;

(c)	the complete or partial withdrawal of any U.S. Borrower or any subsidiary of a U.S. Borrower which is an ERISA Affiliate from any Multiemployer Plan or the insolvency of any Multiemployer Plan;

(d)	the filing of a notice of intent to terminate an Employee Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA;

(e)	the institution of proceedings by the PBGC to terminate or appoint a trustee to administer an Employee Plan or Multiemployer Plan;

(f)	the failure to make any required contribution to an Employee Plan;

(g)

any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan or Multiemployer Plan;

(h)	the imposition of any liability under the Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA;

(i)	a prohibited transaction (as described in Code Section 4975 or ERISA Section 406) shall occur with respect to any Employee Plans;

(j)	a determination that any Employee Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code; or

(k)	any U.S. Borrower shall request a minimum funding waiver from the IRS with respect to any Employee Plan.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)

(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 31 (Events of Default).

“Extension Request” has the meaning given to such term in paragraph 11.2.1 of Clause 11.2 (Extension Option).

“Facility” means each of Facility A or the Swingline Facility.

“Facility A” means the multicurrency revolving credit facility made available under this Agreement, as described in Clause 2 (The Facilities).

“Facility A Commitment” means:

(a)

in relation to an Original Facility A Lender on the date of this Agreement, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part A of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Facility A Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Lender” means:

(a)	any Original Facility A Lender;

(b)	in relation to a Facility A Loan the participation of an Original Facility A Lender in which was made available by an Affiliate, that Affiliate; and

(c)	any bank or financial institution which has become a Party in relation to Facility A in accordance with Clause 33 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Facility A Loan” means a loan (other than a Swingline Loan) made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it (or, in the circumstances described in paragraph 5.4.4 Clause 5.4 (Lenders’ participation), its Affiliate) will perform its obligations under this Agreement.

“FATCA” means section 1471 through 1474 of the Code, as of the date of this Agreement, or any successor version in the U.S. Internal Revenue Code that is substantially comparable, and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, in relation to any day, the rate per annum equal to:

(a)

the weighted average of the rates on overnight Federal funds transactions with members of the U.S. Federal Reserve System arranged by Federal funds brokers, as published for that day (or, if that day is not a New York Business Day, for the immediately preceding New York Business Day) by the Federal Reserve Bank of New York; or

(b)

if a rate is not so published for any day which is a New York Business Day, the average of the quotations for that day on such transactions received by the Swingline Agent from three Federal funds brokers of recognised standing selected by the Swingline Agent.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arrangers and the Company (or the Agent and the Company) setting out any of the fees referred to in Clause 16 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Swingline Agent, the Arrangers or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	borrowed moneys;

(b)	any debenture, bond, note, loan stock or other security;

(c)	any acceptance or other documentary credit;

(d)

the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(e)	any lease (including, without limitation, capital leases) entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(f)

any indebtedness for money owing in respect of any interest rate swap, or currency swap or other derivative instruments, such indebtedness to be measured on a mark-to-market basis after application, with respect to any particular counterparty, of the relevant ISDA or FBF netting procedures but excluding any such indebtedness which is secured by collateral at the relevant time; or

(g)	any indebtedness (actual or contingent) under a guarantee, security or other commitment designed to protect any creditor against loss in respect of any Financial Indebtedness of any third party.

“Financial Instruments” means (i) eurobonds or other bonds including government bonds rated AA or AA equivalent or better, (ii) euro, domestic U.S. or sterling commercial paper rated A1/P1 or A1/P1 equivalent or better, (iii) prime bank certificates of deposit or (iv) any other financial instrument approved by all of the L/C Lenders.

“First Extended Termination Date” has the meaning given to such term in paragraph 11.2.4 of Clause 11.2 (Extension Option).

“GAAP” means, in relation to any person, generally accepted accounting principles in that person’s jurisdiction of organisation, including IFRS.

“Group” means the Company and its Subsidiaries for the time being.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) of the definition of “Defaulting Lender”; or

(c)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Insolvency Event” in relation to a Finance Party means the winding-up, dissolution, administration or reorganisation (other than a liquidation or reorganisation on a solvent basis) or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that Finance Party or all or substantially all of that Finance Party’s assets or any analogous procedure or step is taken in any jurisdiction with respect to that Finance Party.

“Interest Period” means:

(a)	in relation to a Loan, other than a Swingline Loan, each period determined in accordance with Clause 14 (Interest Periods);

(b)	in relation to a Swingline Loan, each period determined in accordance with paragraph 8.3.1(d) of Clause 8.3 (Completion of a Utilisation Request for Swingline Loans); and

(c)	in relation to an Unpaid Sum, each period determined in accordance with Clause 13.3 (Default interest).

“IRS” means the United States Internal Revenue Service or any successor thereto.

“ITA” means the Income Tax Act 2007.

“L/C Borrower” means AXA Bermuda, AXA Financial and an Additional L/C Borrower.

“L/C Commitment” means:

(a)

in relation to an Original L/C Lender on the date of this Agreement, the amount in U.S. dollars set opposite its name under the heading “L/C Commitment” in Part C of Schedule 1 (The Original Parties) and the amount of any other L/C Commitment transferred to it under this Agreement; and

(b)	in relation to any other L/C Lender, the amount of any L/C Commitment transferred to it under this Agreement,

the extent not cancelled, reduced or transferred by it under this Agreement.

“L/C Lender” means:

(a)	those banks and financial institutions (being a Facility A Lender or an Affiliate of a Facility A Lender) which are listed in Part C of Schedule 1 (The Original Parties) as Original L/C Lenders; or

(b)	any other person that becomes a L/C Lender after the date of this Agreement in accordance with Clause 33 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement or, if applicable, which has not ceased to be an L/C Lender in accordance with Clause 12.10 (Right of cancellation in relation to an L/C Lender).

“Lender” means any Facility A Lender, Swingline Lender or L/C Lender.

“Letter of Credit” means a letter of credit, substantially in the form set out in Schedule 10 (Forms of Letter of Credit) (updated where necessary to take account of the latest requirements of the New York Insurance Department Regulation 133) or in any other form requested by a L/C Borrower and agreed by the Agent (with the prior consent of the L/C Lenders, such consent not to be unreasonably withheld).

“LIBOR” means, in relation to any Loan in an Optional Currency:

(a)	the applicable Screen Rate; or

(b)

(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in that Optional Currency and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan (or, as the case may be, a Separate Loan) or a Swingline Loan.

“Majority Lenders” means a Lender or Lenders whose Facility A Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent of the Total Commitments immediately prior to that reduction).

“Mandate Letter” means the mandate letter from the Bookrunner-Mandated Lead Arrangers to the Company dated 1 June 2011 as amended on 5 July 2011 and the term sheet appended thereto as Appendix A (Term Sheet).

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

“Margin” means zero point thirty-five per cent (0.35%) per annum.

“Margin Stock” means margin stock or “margin security” within the meaning of Regulations T, U and X.

“Material Adverse Effect” means any effect which is materially adverse to the financial condition of the Group as a whole and is expected to be materially adverse to the ability of the Obligors, taken as a whole, to comply with any of their payment obligations under this Agreement.

“Material Subsidiary” means:

(a)

any Subsidiary of AXA engaged in insurance business and regulated as such whose contribution to the consolidated premium or consolidated gross technical reserves of AXA represents five per cent (5%) or more of the consolidated gross premium issued or consolidated gross technical reserves, respectively, of the Group, as each such item is so described in the most recent annual consolidated financial statements of AXA;

(b)

any Subsidiary of AXA engaged in asset management and regulated as such which has assets under management (excluding assets managed on behalf of third party clients) of more than thirty per cent (30%) of the aggregate assets under management of the Group (excluding assets managed on behalf of third party clients), as each such item is so described in the most recent annual consolidated financial statements of AXA; and

(c)

any Subsidiary of AXA engaged in banking and regulated as such whose total assets exceed four per cent (4%) of the consolidated gross assets of the Group, as each such item is so described in the most recent annual consolidated financial statements of AXA.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end,

it being specified that the above rules will only apply to the last Month of any period.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) contributed to for any employees of a U.S. Borrower or any subsidiary of a U.S. Borrower which is an ERISA Affiliate thereof.

“New York Business Day” has the meaning given to it in paragraph 8.1.1 of Clause 8.1 (General).

“Non-Cooperative Jurisdiction” means a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time.

“Obligor” means a Borrower or the Guarantor.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2010.

“Original Termination Date” means the date which is the fifth anniversary of the date of this Agreement.

“Overall Commitment” has the meaning given to it in paragraph 8.1.1 of Clause 8.1 (General).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“Qualifying Lender” has the meaning given to it in Clause 17 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two (2) TARGET Days before the first day of that period; or

(c)	(for any other currency) two (2) Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, in relation to LIBOR and Mandatory Cost the principal London offices of BNP Paribas, Citibank N.A., Crédit Agricole Corporate and Investment Bank, HSBC Bank plc and Société Générale and, in relation to EURIBOR, the principal office in London of Citibank N.A. and the principal offices in Paris of BNP Paribas, HSBC France, Natixis, Société Générale, and Crédit Agricole Corporate and Investment Bank or such other Acceptable Banks as may be appointed by the Agent in consultation with the Company.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time in effect from the date of this Agreement.

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Repeating Representations” means each of the representations set out in Clauses 23.1 (Status), 23.2 (Corporate action), 23.3 (Authorisations), 23.4 (Binding obligations), 23.5 (No conflict), 23.8 (Pari passu ranking) and paragraph 1.1(f) of Schedule 11 (U.S. Borrower Representations and Warranties).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Second Extended Termination Date” has the meaning given to such term in paragraph 11.2.4 of Clause 11.2 (Extension Option).

“Security” means any:

(a)	hypothèque, nantissement, privilège, “gage-espèces”, any sûreté réelle or droit de rétention;

(b)

mortgage, pledge, lien, charge, assignment by way of security or for the purpose of providing security, hypothecation, right in security, security interest or (to the extent applicable) trust arrangement for the purpose of providing security; and

(c)	other security agreement or other arrangement having the effect of providing security.

“Separate Loan” has the meaning given to that term in Clause 11.1 (Repayment).

“Special Early Termination Event” means any of the circumstances described as such in Clause 32 (Special Early Termination Events).

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Subsidiary” of the Company means any company whose accounts are consolidated with those of the Company by the full consolidation method (intégration globale) in accordance with the principles and methods of consolidation applied by the Company from time to time.

“Swingline Borrower” means the Company and AXA Financial.

“Swingline Commitment” means:

(a)

in relation to an Original Swingline Lender on the date of this Agreement, the amount in U.S. dollars set opposite its name under the heading “Swingline Commitment” in Part B of Schedule 1 (The Original Parties) and the amount of any other Swingline Commitment transferred to it under this Agreement; and

(b)	in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Swingline Facility” means the U.S. dollar swingline loan facility made available under this Agreement as described in Clause 8 (Utilisation - Swingline Loans).

“Swingline Lender” means:

(a)

those banks and financial institutions (being also Facility A Lenders or the Affiliates of Facility A Lenders) which are listed in Part B of Schedule 1 (The Original Parties) as Original Swingline Lenders; or

(b)	any other person that becomes a Swingline Lender after the date of this Agreement in accordance with Clause 33 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement or, if applicable, which has not ceased to be a Swingline Lender in accordance with Clause 12.9 (Right of cancellation in relation to a Swingline Lender).

“Swingline Loan” means a loan made or to be made under the Swingline Facility or the principal amount outstanding for the time being of that loan.

“TARGET 2” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system which uses a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET 2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means:

(a)	in relation to a Lender that has not accepted an Extension Request under Clause 11.2 (Extension Option), the Original Termination Date; or

(b)

in relation to a Lender that has accepted an Extension Request under Clause 11.2 (Extension Option) to extend the Original Termination Date to the First Extended Termination Date, the date which is the sixth anniversary of the date of this Agreement;

(c)

in relation to a Lender that has accepted an Extension Request under Clause 11.2 (Extension Option) to extend the Original Termination Date to the Second Extended Termination Date, the date which is the seventh anniversary of the date of this Agreement.

“Total Commitments” means the aggregate Facility A Commitments from time to time (or, if the aggregate Facility A Commitments shall have been cancelled, the sum of the aggregate Facility A Commitments in effect immediately prior to such cancellation). As of the date of this Agreement, the Total Commitments are equal to four billion euros (EUR 4,000,000,000).

“Total L/C Commitments” means the aggregate of the L/C Commitments, being one billion U.S. dollars (USD 1,000,000,000) at the date of this Agreement minus any L/C Commitments, as may be reduced and cancelled in accordance with Clause 12.10 (Right of Cancellation in relation to an L/C Lender).

“Total Swingline Commitments” has the meaning given to it in paragraph 8.1.1 of Clause 8.1 (General).

“Transfer Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Transfer Agreement) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Agreement; and

(b)	the date on which the Agent executes the Transfer Agreement.

“Unfunded Pension Liability” means the excess of an Employee Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“U.S.A. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States, as amended.

“U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“U.S. Borrower” means:

(a)	a Borrower whose jurisdiction of organisation is a state of the United States of America or the District of Columbia; or

(b)	in respect of Clause 17 (Tax gross-up and indemnities), AXA Bermuda.

“U.S. Person” means a “United States person” within the meaning of section 7701(a)(30) of the Code.

“Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the form set out in the appropriate part of Schedule 3 (Requests).

“VAT” means any tax imposed in accordance with the council directive of 28 November 2006 on the common system of the value added tax (EC Directive 2006/112) or any other tax of a similar nature, whether imposed in a member state of the European Union or elsewhere, in substitution for or levied in addition to such tax.

“Withholding Form” means (i) IRS Form W-8BEN, W-8ECI or W-9 (or, in each case, any successor form and, in each case, attached to an IRS Form W-8IMY if required) or any other IRS form by which a person may claim an exemption from withholding of US federal income tax on payments to that person, (ii) any documentation that may be required to establish the proper amount of withholding tax in respect of taxes imposed under FATCA, and (iii) in the case of a person claiming an exemption under the “portfolio interest exemption”, a statement certifying that such person is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	the “Agent”, the “Arrangers”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)

“corporate reconstruction” includes in relation to a company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce;

(d)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(e)	“gross negligence” means “faute lourde”;

(f)	“guarantee” includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates;

(g)	“holding company” means, in relation to any person, any other company or corporation of which it is a subsidiary;

(h)	a “law” includes any law, decree, regulation and any other binding act of any state or the European Union;

(i)	“merger” includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce;

(j)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any grouping (whether or not having separate legal personality) or two or more of the foregoing;

(k)	a “subsidiary” of a company or corporation shall be construed as a reference to any company or corporation:

(i)	which is controlled, directly or indirectly, by that company or corporation;

(ii)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by that company or corporation; or

(iii)	which is a subsidiary of another subsidiary of that company or corporation,

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

(l)	“trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law;

(m)	“wilful misconduct” means “dol”;

(n)	a provision of law is a reference to that provision as amended or re-enacted; and

(o)	a time of day is a reference to Paris time.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	An Event of Default or Special Early Termination Event is “continuing” if it has not been remedied or waived.

1.2.5	There is an Event of Default “in relation to” a particular Obligor if:

(a)

when the Event of Default is one mentioned in Clause 31.1 (Non-payment), 31.2 (Material Breach) or 31.3 (Financial Indebtedness), the failure to pay, material breach or Financial Indebtedness (as the case may be) is that of that Obligor;

(b)	when the Event of Default is the one mentioned in Clause 31.4 (Representations), the representation, statement or information is made (or deemed repeated) or provided by that Obligor; and

(c)	in any other case, the event which constitutes the Event of Default occurs in respect of that Obligor.

1.2.6	An amount borrowed includes any amount utilised by way of Letter of Credit.

1.2.7	A Lender funding its participation in a Utilisation includes an L/C Lender participating in a Letter of Credit.

1.2.8	With respect to the following currency symbols and definitions,

(a)	“Canadian dollars” denotes the lawful currency of Canada;

(b)	“EUR”, “euro” and “€” denote the lawful currency of the Participating Member States;

(c)	“sterling” and “£” denote the lawful currency of the United Kingdom;

(d)	“Swiss francs” denotes the lawful currency of the Swiss Confederation;

(e)	“U.S. dollars” and “$” denote the lawful currency of the United States of America; and

(f)	“yen” denotes the lawful currency of Japan.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement:

2.1.1	The Facility A Lenders make available to the Borrowers a multicurrency revolving credit facility in an aggregate amount equal to the Total Commitments.

2.1.2	The Swingline Lenders make available to the Swingline Borrowers a U.S. dollar swingline loan facility, as a sub-facility of Facility A, in an aggregate amount equal to the Total Swingline Commitments.

2.1.3	The L/C Lenders make available to the L/C Borrowers a letter of credit facility in an aggregate amount equal to the Total L/C Commitments.

2.1.4	The aggregate amount made available to the Borrowers under Facility A, the Swingline Facility and the Letters of Credit shall in any case not exceed the Total Commitments.

2.1.5	AXA Financial and AXA Bermuda may only draw Loans denominated in U.S. dollars.

2.2	Finance Parties’ rights and obligations

2.2.1

The obligations of each Finance Party under the Finance Documents are several (conjointes et non solidaires). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

3.1.1	The Borrowers shall apply the proceeds of all Facility A Loans (other than Swingline Loans) towards the general corporate purposes of the Group (including working capital and capital expenditure).

3.1.2

Each Swingline Borrower shall apply the proceeds of all Swingline Loans towards the refinancing of any note or other instrument maturing under a U.S. dollar commercial paper programme of such Swingline Borrower. A Swingline Loan may not be applied in repayment or prepayment of another Swingline Loan.

3.1.3	The issue of a Letter of Credit may only be requested for the purposes mentioned in paragraph 6.2.2(j) of Clause 6.2 (Issue of Letters of Credit).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions precedent) in form and substance reasonably satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will not be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation Request by a particular Borrower if on the date of the Utilisation Request or on the proposed Utilisation Date:

(a)

an Event of Default in relation to that Borrower is continuing or would result from the proposed Loan or an Event of Default in relation to the Guarantor is continuing or would result from the proposed Loan; or

(b)	the Repeating Representations to be made by that Borrower or the Guarantor are not true and correct in all material respects.

4.3	Conditions relating to Optional Currencies

4.3.1	A currency will constitute an Optional Currency in relation to a Facility A Loan if:

(a)

it is readily available in the amount required and freely transferable and convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(b)

it is U.S. dollars, sterling, yen, Swiss francs or Canadian dollars or has been approved by the Agent (acting on the instructions of all of the Facility A Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan.

4.3.2

If the Agent has received a written request from the Company for a currency to be approved under paragraph 4.3.1(b) above, the Agent will confirm to the Company by the Specified Time whether or not the Facility A Lenders have granted their approval.

4.3.3

Notwithstanding paragraphs 4.3.1 and 4.3.2 above, if a Facility A Loan is to be denominated in an Optional Currency during an Interest Period relating thereto but to give effect to such request would result in Facility A Loans being outstanding in more than two Optional Currencies (other than U.S. dollars), the Agent shall notify the Borrowers and the Lenders and such Loan shall, (i) if requested by AXA Financial or AXA Bermuda, be denominated in U.S. dollars, and (ii) if requested by any Borrower other than AXA Financial or AXA Bermuda, be denominated in euro in an amount equal to its Base Currency Amount.

4.4	Maximum number of Utilisations

4.4.1

A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than twenty (20) Facility A Loans (excluding, for the avoidance of doubt, Swingline Loans and Letters of Credit) would be outstanding.

4.4.2	Any Loan made by a single Lender under Clause 10.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4 (Maximum number of Utilisations).

SECTION 3

UTILISATION

5.	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request

5.1.1	A Borrower may utilise Facility A by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.1.2

The proposed Utilisation Date in any Utilisation Request shall not be earlier than three (3) Business Days (or in the case of sterling one (1) Business Day) following the date of the Utilisation Request (or such shorter period as may be reasonably agreed by the Agent in consultation with the Lenders under the Facility A).

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period for Facility A;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 14 (Interest Periods).

5.2.2	Only one (1) Loan may be requested in each Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request under Facility A must be the Base Currency or an Optional Currency.

5.3.2	The amount of the proposed Loan must be:

(a)	if the currency selected is the Base Currency, an integral multiple of ten million euro (EUR 10,000,000) which is at least twenty million euro (EUR 20,000,000) or, if less, the Available Facility; or

(b)

if the currency selected is an Optional Currency, a Base Currency Amount of at least twenty million euro (EUR 20,000,000) and thereafter in integral multiples of ten million euro (EUR 10,000,000) or, if less, the Available Facility; and

(c)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

5.4.1

If the conditions set out in this Agreement have been met and subject to Clause 11 (Repayment and Extension Option), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2

The amount of each Facility A Lender’s participation in each Facility A Loan will be equal to the proportion borne by its Available Commitment in respect of Facility A to the Available Facility A immediately prior to making the Loan.

5.4.3

The Agent shall determine the Base Currency Amount of each Facility A Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time (and, if different, the amount of that participation to be made available in cash).

5.4.4

When in Part A or Part C of Schedule 1, a “U.S. Affiliate” is specified against the name of a particular Facility A Lender, the participation of that Lender in any Facility A Loan may be made available as to the whole or part by that Affiliate through its Facility Office and if it does so:

(a)	the Lender of which it is an Affiliate shall so inform the Agent no later than the time when the corresponding payment is made to the Agent under Clause 40.1 (Payments to the Agent);

(b)

the Affiliate will be treated as a separate “Lender” for the purposes of that Loan (but the Lender and its Affiliate will be treated as having a single Commitment for all other purposes, including the determination of Majority Lenders);

(c)

any transfer thereafter by the Lender of which it is an Affiliate of all its rights and obligations in respect of a particular Facility must include its Affiliate’s rights and obligations in respect of Loans made under that Facility; and

(d)

The L/C Borrowers may only draw Facility A Loans denominated in U.S. dollars, and the aggregate amount of Utilisations under Letters of Credit and Facility A (excluding for the avoidance of doubt Swingline Loans) drawn by the L/C Borrowers which are outstanding at any one time may not exceed one billion U.S. dollars (USD 1,000,000,000). For the avoidance of doubt, AXA Financial (in its capacity as a Swingline Borrower) may in addition draw Swingline Loans in accordance with Clause 8 (Utilisation – Swingline Loans).

6.	UTILISATION - LETTERS OF CREDIT

6.1	General

6.1.1	In this Clause 6 (Utilisation – Letters of Credit) and in Clause 7 (The Letters of Credit):

(a)

“L/C Proportion” means, in relation to a L/C Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by (1) its Available Commitment in respect of Facility A (or the Available Commitment in respect of Facility A of the Facility A Lender of which it is an Affiliate) to (2) the Available Facility A immediately prior to the issue of that Letter of Credit, adjusted to reflect any transfer under this Agreement to or by that L/C Lender;

(b)	“Term” means the period specified in the relevant Letter of Credit during which the L/C Lenders are under a liability under a Letter of Credit; and

(c)

the “Expiry Date” of a Letter of Credit means the last day of its initial Term or, if it is renewed, of the last Term for which it is renewed, which in any event shall be no later than the Termination Date.

6.1.2	Any reference in this Agreement to:

(a)	the Interest Period of a Letter of Credit will be construed as a reference to a Term of that Letter of Credit;

(b)	an amount borrowed includes any amount utilised by way of Letter of Credit;

(c)	a Utilisation made or to be made by a Borrower includes a Letter of Credit issued on its behalf;

(d)	a Lender funding its participation in a Utilisation includes an L/C Lender participating in a Letter of Credit;

(e)	amounts outstanding or payable under this Agreement include amounts outstanding or payable under or in respect of any Letter of Credit;

(f)	an outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the L/C Borrower in respect of that Letter of Credit at that time;

(g)	an L/C Borrower “repaying” or “prepaying” a Letter of Credit means, unless otherwise specified:

(i)	that L/C Borrower, if it is a French company, providing cash cover for that Letter of Credit;

(ii)	that L/C Borrower, if it is not a French company, providing cash cover for that Letter of Credit or granting to the L/C

Lenders security for amounts payable by it in respect of that Letter of Credit in the form of a first ranking pledge over Financial Instruments, or other security in form and substance satisfactory to the L/C Lenders;

(iii)	the maximum amount payable under the Letter of Credit being reduced in accordance with its terms; or

(iv)	the L/C Lenders being satisfied that they have no further liability under that Letter of Credit,

and the amount by which a Letter of Credit is repaid or prepaid under paragraphs 6.1.2(g)(i) and 6.1.2(g)(iii) above is the amount of the relevant cash cover, the market value of the Financial Instruments pledged or the reduction; and

(h)	an L/C Borrower providing “cash cover” for a Letter of Credit means:

(i)	an L/C Borrower paying an amount in the currency of the Letter of Credit to the Agent for the L/C Lenders pro rata to their L/C Proportions when the following conditions are met:

(A)

the payment is expressed to be a transfer to each L/C Lender by way of cash collateral (gage-espèces) to secure amounts due and payable to that L/C Lender under this Agreement in respect of that Letter of Credit; and

(B)

the L/C Borrower has executed a security document, in form and substance satisfactory to each L/C Lender providing that each amount so transferred to it becomes repayable to the L/C Borrower only when no amount is or may be outstanding under the relevant Letter of Credit, but that the L/C Borrower will be entitled to remuneration (corresponding, economically, to interest on the amount transferred until that time or until its appropriation in discharge of secured liabilities) at a rate per annum agreed between it and the Agent as soon as practicable after the cash cover is provided, the amount of that remuneration to be retained as an addition to the cash collateral (subject to paragraph 7.1.3(b)); or

(ii)

an L/C Borrower providing cash collateral in some other form approved by each L/C Lender, on the terms of a security document, in form and substance satisfactory to each L/C Lender, providing for interest on the cash collateral at a rate per annum agreed between it and the Agent as soon as practicable after the cash collateral is provided, the amount of interest accrued from time to time to be retained as in addition to the cash collateral (subject to paragraph 7.1.3(b)).

6.1.3	Clause 5 (Utilisation – Loans) does not apply to a Utilisation by way of Letter of Credit.

6.1.4

In determining the amount of the Available Facility and a L/C Lender’s L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement, the Available Commitment of a Lender in relation to Facility A will be calculated ignoring any cash cover provided for outstanding Letters of Credit.

6.2	Issue of Letters of Credit

6.2.1

An L/C Borrower may request the issue of a Letter of Credit by delivery to the Agent of a duly completed Utilisation Request substantially in the form of Part B of Schedule 3 (Utilisation Request - Letters of Credit) not later than the Specified Time.

6.2.2	Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period for Facility A;

(b)	the currency of the Letter of Credit is U.S. dollars;

(c)

the amount of the Letter of Credit is not less than five million U.S. dollars (USD 5,000,000) and not more than the portion of the Available Facility A that can be drawn in accordance with paragraph 5.4.4(d) of Clause 5.4 (Lenders’ participation);

(d)	the form of Letter of Credit is attached and complies with the definition of “Letter of Credit” in Clause 1 (Definitions and interpretation);

(e)	the Term specified for the Letter of Credit ends no later than the Termination Date;

(f)	it confirms the name of the beneficiary and the delivery instructions for the Letter of Credit are specified;

(g)

each of the persons named as an “Issuing Bank” or “Agent” in the attached form of Letter of Credit is a “qualified bank” within the meaning of the New York Insurance Department Regulation 133, 11 N.Y.C.R.R. pt. 79, as amended from time to time, or in case of any person named as an “Issuing Bank” in the attached form of Letter of Credit is not such a “qualified bank”, the person named as an “Agent” in such Letter of Credit has delivered a confirmation substantially in the form attached hereto as Schedule 10A (Confirmation) with respect to such Letter of Credit;

(h)	the Letter of Credit is issued, presentable and payable at an office of the person named as an “Agent” in the attached form of Letter of Credit in the United States;

(i)	the Letter of Credit is in favour of a beneficiary who is domiciled in one of the states of the United States of America or the District of Columbia (an “Approved Jurisdiction”); and

(j)

it specifies that the Letter of Credit is issued to collateralise the reinsurance risk underwriting business of the Group as required by the National Association of Insurance Commissioners (the “NAIC”) regulations or any equivalent applicable regulations in the Approved Jurisdictions or to replace letters of credit issued for those purposes.

6.2.3	If the conditions for the issue of a Letter of Credit set out in this Agreement have been met, the L/C Lenders shall issue it, for which purpose they authorise the Agent to:

(a)	complete the effective date of the Letter of Credit;

(b)	complete the schedule to the Letter of Credit with the amount of the L/C Proportion of each L/C Lender; and

(c)	execute the Letter of Credit on behalf of each L/C Lender and following such execution deliver it to the beneficiary on or before the Utilisation Date.

6.2.4

The L/C Lenders will not be obliged to comply with paragraph 6.2.3 above in relation to a Utilisation Request by a particular L/C Borrower if on the date of the Utilisation Request or on the proposed Utilisation Date:

(a)

an Event of Default in relation to that L/C Borrower is continuing or would result from the proposed Utilisation or an Event of Default in relation to the Guarantor is continuing or would result from the proposed Utilisation; or

(b)	the Repeating Representations to be made by that L/C Borrower or the Guarantor are not true and correct in all material respects.

6.2.5

Each Letter of Credit shall specify each of the L/C Lenders to be an issuer of the Letter of Credit (including any such L/C Lender issuing through its U.S. Affiliate) with a purely several liability equal to its L/C Proportion of the face value of the Letter of Credit.

6.2.6

On or before each Utilisation Date for a Letter of Credit, the Agent shall provide to each L/C Lender details as to: (i) its beneficiary and (ii) the amount corresponding to the L/C Proportion of that L/C Lender.

6.3	Renewal of Letters of Credit

6.3.1

Each Letter of Credit shall, unless terminated in accordance with its terms or returned by the beneficiary, be renewed for the same period specified in the Utilisation Request for such Letter of Credit.

6.3.2

The Agent shall, at least ninety (90) days before the end of the current Term of a Letter of Credit, notify the L/C Borrower at whose request it was issued if it intends to give to the beneficiary of the Letter of Credit notice that it will not be renewed for a further term.

6.3.3

The Agent shall (subject to paragraph 6.3.4 below) only be required to give such a notice to the beneficiary of a Letter of Credit if so requested by L/C Lenders whose L/C Proportions of that Letter of Credit together aggregate more than 66 2/3%.

6.3.4	The Agent shall give such a notice to the beneficiary of a Letter of Credit if necessary to ensure that its Expiry Date falls on or before the Termination Date.

7.	THE LETTERS OF CREDIT

7.1	Letter of Credit Fees

7.1.1

Each L/C Borrower shall pay to the Agent (for the account of each L/C Lender) a letter of credit fee in U.S. dollars computed at the same rate as the Margin on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each L/C Lender’s L/C Proportion of that Letter of Credit.

7.1.2

The accrued letter of credit fee on a Letter of Credit shall be payable on the last day of each successive period of three (3) months starting on the date of this Agreement which falls during any Term of the Letter of Credit and on the Expiry Date for that Letter of Credit. The accrued letter of credit fee is also payable to the Agent on the cancelled amount of any Lender’s Facility A Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letter of Credit is prepaid or repaid in full.

7.1.3	If an L/C Borrower cash covers any part of a Letter of Credit then:

(a)	the letter of credit fee payable for the account of each L/C Lender shall continue to be payable until the Expiry Date of the Letter of Credit;

(b)	the L/C Borrower will be entitled to use the remuneration accrued on the cash cover to pay those fees.

7.2	Claims under a Letter of Credit

7.2.1

Each L/C Borrower irrevocably and unconditionally authorises the L/C Lenders to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a “claim”).

7.2.2

The Agent shall promptly after receipt of a claim under a Letter of Credit notify to the relevant L/C Borrower details of the date of the claim, amount to be paid and the beneficiary (but no failure on the part of the Agent to provide those details shall adversely affect the rights of the L/C Lenders under this Clause 7 (The Letters of Credit)).

7.2.3

Each L/C Borrower which requested a Letter of Credit shall, on the date specified in its notification under paragraph 7.2.4 below, pay to the Agent for the L/C Lenders an amount equal to the amount of any claim under that Letter of Credit.

7.2.4

Each L/C Borrower which receives a notification under paragraph 7.2.2 above, shall promptly notify to the Agent the date (falling not more than five (5) Business Days after receipt by it of the notification under paragraph 7.2.2 above) on which it will make the payment required by paragraph 7.2.3 above.

7.2.5	Each L/C Borrower acknowledges that the L/C Lenders:

(a)	are not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(b)	deal in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

7.2.6	The obligations of a L/C Borrower under this Clause 7 (The Letters of Credit) will not be affected by:

(a)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(b)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.2.7

The L/C Borrower which requested the issue of a Letter of Credit under which the L/C Lenders have paid a claim shall pay interest to the L/C Lenders on the amount of the claim for the period from the date on which the claim was paid by the L/C Lenders to the relevant beneficiary until the due date for reimbursement to them by the L/C Borrower under paragraph 7.2.3 at a rate equal to that which would have applied (under Clause 13.1 (Calculation of Interest)) if the claim had constituted a Facility A Loan outstanding during an Interest Period corresponding to that period, and the due date for payment of that interest shall be the last day of that period.

7.3	Indemnities

Each L/C Borrower shall immediately on demand indemnify each L/C Lender against any reasonable and duly itemised cost, loss or liability incurred by it (otherwise than by reason of that L/C Lender’s negligence or wilful misconduct) in acting as an L/C Lender in relation to any Letter of Credit requested by that L/C Borrower.

8.	UTILISATION - SWINGLINE LOANS

8.1	General

8.1.1	In this Clause, Clause 2.1 (The Facilities) and Clause 9 (Repayment and Prepayment of Swingline Loans):

(a)	“Available Swingline Commitment” of a Swingline Lender means (but without limiting Clause 8.5 (Relationship with Facility A)) that Lender’s Swingline Commitment minus:

(i)	the amount of its participation in any outstanding Swingline Loans; and

(ii)

in relation to any proposed Utilisation under the Swingline Facility, the amount of its participation in any Swingline Loans that are due to be made under the Swingline Facility on or before the proposed Utilisation Date, other than that Lender’s participation in any Swingline Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

(b)	“Available Swingline Facility” means the aggregate for the time being of each Swingline Lender’s Available Swingline Commitment.

(c)	“New York Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.

(d)	“Overall Commitment” of a Lender means:

(i)	its Facility A Commitment; or

(ii)	in the case of a Swingline Lender which does not have a Facility A Commitment, the Facility A Commitment of a Lender which is its Affiliate.

(e)

“Total Swingline Commitments” means the aggregate of the Swingline Commitments, being five hundred million US dollars (USD 500,000,000) at the date of this Agreement minus any Swingline Commitments, as may be reduced and cancelled in accordance with Clause 12.9 (Right of Cancellation in relation to a Swingline Lender).

8.1.2	Any reference in this Agreement to an “Interest Period” includes each period determined under this Agreement by reference to which interest on a Swingline Loan is calculated.

8.1.3	The following provisions do not apply to Swingline Loans:

(a)	Clause 4 (Conditions of Utilisation), except for Clause 4.1 (Initial Conditions Precedent);

(b)	Clause 5 (Utilisation – Loans);

(c)	Clause 10 (Optional currencies);

(d)	Clause 11.1 (Repayment);

(e)	Clause 12.4 (Voluntary Prepayment);

(f)	Clause 13 (Interest) as it applies to the calculation of interest on a Loan but not default interest on an overdue amount;

(g)	Clause 14 (Interest Periods); and

(h)	Clause 15 (Changes to the calculation of interest).

8.2	Delivery of a Utilisation Request for Swingline Loans

8.2.1

A Swingline Borrower may utilise the Swingline Facility by delivery to the Swingline Agent with a copy to the Agent of a duly completed Utilisation Request in the form of Part C of Schedule 3 (Utilisation Request - Swingline Loan) not later than the Specified Time.

8.2.2	Each Utilisation Request for a Swingline Loan must be sent to the address in New York notified by the Swingline Agent for this purpose with a copy to the Agent.

8.3	Completion of a Utilisation Request for Swingline Loans

8.3.1	Each Utilisation Request for a Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a New York Business Day within the Availability Period for the Swingline Facility;

(b)	the Swingline Loan is denominated in U.S. dollars;

(c)

the amount of the Swingline Loan is an amount which is not more than the Available Swingline Facility and is a minimum of U.S. dollars ten million (USD 10,000,000) or, if less, the Available Swingline Facility; and

(d)	the proposed Interest Period is specified and:

(i)	does not overrun the Termination Date; and

(ii)	is a period of not more than ten (10) New York Business Days; and

(iii)	ends on a New York Business Day.

8.3.2	Only one Swingline Loan may be requested in each Utilisation Request, and only two Utilisation Requests may be made in respect of Swingline Loans to be made on the same Business Day.

8.4	Swingline Lenders’ participation

8.4.1	If the conditions set out in this Agreement have been met, each Swingline Lender shall make its participation in each Swingline Loan available through its Facility Office in New York.

8.4.2	The Swingline Lenders will not be obliged to comply with paragraph 8.4.1 above if on the date of the Utilisation Request or on the proposed Utilisation Date:

(a)	an Event of Default in relation to that Swingline Borrower or an Event of Default in relation to the Guarantor is continuing or would result from the proposed Utilisation; or

(b)	the Repeating Representations to be made by that Swingline Borrower or the Guarantor are not true in all material respects.

8.4.3

The amount of each Swingline Lender’s participation in each Swingline Loan will be equal to the proportion borne by its Available Swingline Commitment to the Available Swingline Facility immediately prior to making the Swingline Loan, adjusted to take account of any limit applying under Clause 8.5 (Relationship with Facility A).

8.4.4	The Swingline Agent shall notify each Swingline Lender of the amount of each Swingline Loan and its participation in that Swingline Loan by the Specified Time.

8.5	Relationship with Facility A

8.5.1	This Clause 8.5 (Relationship with Facility A) applies when a Swingline Loan is outstanding or is to be borrowed.

8.5.2

Facility A may be used by way of Swingline Loans. The Swingline Facility is not independent of Facility A and is a sub-limit of Facility A. A Swingline Lender shall be a Facility A Lender or an Affiliate of a Facility A Lender.

8.5.3

Notwithstanding any other term of this Agreement a Lender is only obliged to participate in a Facility A Loan or a Swingline Loan to the extent that it would not result in the aggregate Base Currency Amount of its participation and that of a Lender which is its Affiliate in the Facility A Loans and Swingline Loans exceeding its Overall Commitment.

9.	REPAYMENT AND PREPAYMENT OF SWINGLINE LOANS

9.1	Repayment

9.1.1	A Swingline Borrower shall repay each Swingline Loan on the last day of its Interest Period.

9.1.2

If a Swingline Loan is not repaid in full on its due date, the Swingline Agent shall (if requested to do so in writing by any affected Swingline Lender) set a date (the “Loss Sharing Date”) on which payments shall be made between the Facility A Lenders to re-distribute the unpaid amount between them. The Swingline Agent shall give at least three (3) Business Days prior notice to each affected Facility A Lender of the Loss Sharing Date and notify it of the amounts to be paid or received by it.

9.1.3

On the Loss Sharing Date each Facility A Lender must pay to the Swingline Agent its Proportion of the Unpaid Amount minus its (or its Affiliate’s) Unpaid Swingline Participation (if any). If this produces a negative figure for a Facility A Lender no amount need be paid by that Facility A Lender.

The “Proportion” of a Facility A Lender means the proportion borne by:

(a)

its Facility A Commitment (or, if the Total Commitments are then zero, its Facility A Commitment immediately prior to their reduction to zero) minus the Base Currency Amount of its participation (or that of a Facility A Lender which is its Affiliate) in any outstanding Facility A Loans (but ignoring its (or its Affiliate’s) participation in the unpaid Swingline Loan); to

(b)

the Total Commitments (or, if the Total Commitments are then zero, the Total Commitments immediately prior to their reduction to zero) minus any outstanding Facility A Loans (but ignoring the unpaid Swingline Loan).

The “Unpaid Amount” means, in relation to a Swingline Loan, any principal not repaid and/or any interest accrued but unpaid on that Swingline Loan calculated from the Utilisation Date to the Loss Sharing Date.

The “Unpaid Swingline Participation” of a Facility A Lender means that part of the Unpaid Amount (if any) owed to that Facility A Lender (or its Affiliate) (before any redistribution under this Clause 9.1 (Repayment)).

9.1.4

Out of the funds received by the Swingline Agent pursuant to paragraph 9.1.3 the Swingline Agent shall pay to each Swingline Lender an amount equal to the Shortfall (if any) of that Swingline Lender where:

The “Shortfall” of a Swingline Lender is an amount equal to its Unpaid Swingline Participation minus its (or its Affiliate’s) Proportion of the Unpaid Amount.

9.1.5

If the amount actually received by the Swingline Agent from the Facility A Lenders is insufficient to pay the full amount of the Shortfall of all Swingline Lenders then the amount actually received will be distributed amongst the Swingline Lenders pro rata to the Shortfall of each Swingline Lender.

9.1.6

(a)

On a payment under this Clause, the paying Facility A Lender will be subrogated to the rights of the Swingline Lenders which have shared in the payment received, which Swingline Lenders agree that they will in that connection waive the benefit of Article 1252 of the French Code Civil.

(b)

If and to the extent a paying Facility A Lender is not able to rely on its rights under paragraph 9.1.6(a) above, the relevant Swingline Borrower shall be liable to the paying Facility A Lender for a debt equal to the amount the paying Facility A Lender has paid under this Clause.

(c)	Any payment under this Clause does not reduce the obligations in aggregate of any Obligor.

9.2	Voluntary Prepayment of Swingline Loans

9.2.1	A Swingline Borrower may prepay at any time the whole of a Swingline Loan.

9.2.2	Unless a contrary indication appears in this Agreement, any part of the Swingline Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

9.3	Interest

9.3.1	The rate of interest on each Swingline Loan for any day during its Interest Period is the higher of:

(a)	the prime commercial lending rate in U.S. dollars announced by the Swingline Agent at the Specified Time and in force on that day; and

(b)	zero point five zero per cent (0.50%) per annum over the rate per annum determined by the Swingline Agent to be the Federal Funds Rate for that day.

9.3.2	The Swingline Agent shall promptly notify the Swingline Lenders and the relevant Swingline Borrower of the determination of the rate of interest under paragraph 9.3.1 above.

9.3.3

If any day during an Interest Period is not a New York Business Day, the rate of interest on a Swingline Loan on that day will be the rate applicable to the immediately preceding New York Business Day.

9.3.4	The relevant Swingline Borrower shall pay accrued interest on each Swingline Loan made to it on the last day of its Interest Period.

9.4	Interest Period

Each Swingline Loan has one (1) Interest Period only.

9.5	Conditions of assignment or transfer

Notwithstanding any other term of this Agreement, each Facility A Lender shall ensure that at all times its Overall Commitment is not less than:

(a)	its Swingline Commitment; or

(b)	if it does not have a Swingline Commitment, the Swingline Commitment of a Swingline Lender which is its Affiliate.

10.	OPTIONAL CURRENCIES

10.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in a Utilisation Request.

10.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

10.2.1	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

10.2.2	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 10.2 (Unavailability of a currency) will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

11.	REPAYMENT AND EXTENSION OPTION

11.1	Repayment

11.1.1	Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

11.1.2	Without prejudice to each Borrower’s obligation under Clauses 11.1.1 above, if one or more Facility A Loans are to be made available to a Borrower:

(a)	on the same day that a maturing Loan is due to be repaid by that Borrower;

(b)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 10.2 (Unavailability of a currency)); and

(c)	in whole or in part for the purpose of refinancing the maturing Loan,

the aggregate amount of the new Facility A Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(i)	if the amount of the maturing Loan exceeds the aggregate amount of the new Facility A Loans:

(A)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(B)

each Lender’s participation (if any) in the new Facility A Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Facility A Loans available in cash; and

(ii)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Facility A Loans:

(A)	the relevant Borrower will not be required to make any payment in cash; and

(B)

each Lender will be required to make its participation in the new Facility A Loans available in cash only to the extent that its participation (if any) in the new Facility A Loans exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Facility A Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

11.1.3	Subject to any applicable bankruptcy or insolvency law or regulation, at any time when a Lender becomes a Defaulting Lender:

(a)

each of the participations of that Lender in the Facility A Loans then outstanding will be treated as separate Facility A Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding; and

(b)

the maturity date of the Separate Loans will be automatically extended to the Termination Date, provided that every six Months from the time such Lender becomes a Defaulting Lender, the conditions in paragraphs (a) and (b) of Clause 4.2 (Further conditions precedent) in respect of each Borrower are satisfied, failing which the Separate Loans shall be fully repaid within three (3) Business Days by such Borrower.

11.1.4

A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving four (4) Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this Clause 11.4 to the Defaulting Lender concerned as soon as practicable on receipt.

11.1.5

Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

11.1.6

The terms of this Agreement relating to Facility A Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with Clauses 11.1.3 to 11.1.5 above, in which case those Clauses shall prevail in respect of any Separate Loan.

11.2	Extension Option

11.2.1

The Company shall be entitled to request an extension of the Original Termination Date, in accordance with this Clause 11.2, by giving notice to the Agent (an “Extension Request”) not more than 60 days not less than 30 days prior to each of the first anniversary and the second anniversary of the date of this Agreement (each such date being an “Extension Option Exercise Date”).

11.2.2

The Lenders agree that the Original Termination Date may be extended by 364 days on each Extension Option Exercise Date, if each of the following conditions are satisfied on such Extension Option Exercise Date:

(a)

no Event of Default is continuing on the date of an Extension Request or would result from the extension of the Original Termination Date to the First Extended Termination Date or to the Second Extended Termination Date (each term as is defined below); and

(b)	the Repeating Representations to be made by Company are true and correct in all material respects.

11.2.3	The Agent shall forward a copy of the Extension Request to the Lenders as soon as practicable after receipt of it.

11.2.4

If a Lender, in its individual and sole discretion, agrees to an extension requested by the Company, it shall give notice to the Agent (a “Notice of Extension”) no later than 15 days prior to the Extension Option Exercise Date, that the Original Termination Date may be extended either by 364 days (the “First Extended Termination Date”) or (following an Extension Request issued on the second anniversary of the date of this Agreement) by an additional 364 days or if any Lender had not agreed to extend in respect of the First Extended Termination Date but accepts to extend in respect of the Second Extended Termination Date, by an additional 728 days (the “Second Extended Termination Date”).

11.2.5	If a Lender does not give such Notice of Extension by such date, then that Lender shall be deemed to have refused that extension. Nothing shall oblige a Lender to agree to an Extension Request.

11.2.6

Each Lender shall separately decide whether or not to extend the Original Termination Date to the First Extended Termination Date or to the Second Extended Termination Date. For the avoidance of doubt, each Lender shall be entitled to decide whether or not to accept an Extension Request relating the Second Extended Termination Date, regardless whether it accepted an Extension Request relating to the First Extended Termination Date.

12.	PREPAYMENT AND CANCELLATION

12.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)

upon the Agent notifying the Company (provided that such notice gives full details of the cause and the nature of the illegality and its impact on that Lender and provided also that such illegality is both certain and definitive and not one that only applies if that Lender fails to take certain steps which, acting reasonably, it is in a position to take), each Commitment of that Lender to which the illegality relates will be immediately cancelled; and

(c)

each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

12.2	Change of control

12.2.1	Hostile changes of control

The Agent (acting on the instruction of the Majority Lenders) may, within thirty (30) days of the date upon which a hostile change of control of the Company becomes legally effective, by notice to the Company cancel the Total Commitments and declare all outstanding Utilisations, together with accrued interest and all other amounts outstanding under this Agreement (including amounts outstanding or in respect of any Letter of Credit) or accrued under the Finance Documents, due and payable on the date ninety (90) days after the date of the hostile change of control becoming legally effective or, if later, on the date specified in the notice. Any repayment made pursuant to this Clause 12.2 (Change of control) shall be made without penalty, cost or premium subject to Break Costs.

12.2.2	Amicable changes of control

If within thirty (30) days of the date on which an amicable change of control becomes effective, any two (2) specified rating agencies reduce the long-term counterparty credit rating (or equivalent) published by them in respect of the Company by more than two (2) notches (as compared with the ratings as immediately before such change of control) the Agent may (and, if so instructed by the Majority Lenders, shall):

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that the Interest Period of any Loan having an Interest Period greater than six (6) months is reduced to six (6) months; and

(c)	declare that each Letter of Credit is immediately due and payable whereupon each L/C Borrower that requested the issue of a Letter of Credit shall within two (2) Business Days repay it.

12.2.3	Definitions

For the purposes of Clauses 12.2.1 (Hostile changes of control) and 12.2.2 (Amicable changes of control):

(a)

there is a “change of control” if the Company (or any company into which the Company is merged) is controlled, directly or indirectly, by a person who is not a member of the Current Control Group or a successor to or company controlled by one or more members of the Current Control Group provided that no such change of control of the Company shall be taken into account if immediately after such change of control the other members of the Current Control Group acting separately or in concert, continue to control the Company;

(b)

a “hostile change of control” is a change of control in respect of which the decision of the Company’s Conseil d’Administration on the last occasion on which it discussed the change of control prior to its taking place was that it did not recommend or approve of the change of control;

(c)

an “amicable change of control” is a change of control in respect of which the decision of the Company’s Conseil d’Administration on the last occasion on which it discussed the change of control prior to its taking place was that it recommended or approved the change of control;

(d)	if the Company’s Conseil d’Administration (i) is not under an obligation to take any decision with respect to a change of control and (ii) does not, in fact, take any such decision, then:

(i)

if the change of control in question arises as a result of a transfer of shares by one or more members of the Current Control Group, the Conseil d’Administration will be deemed to have recommended that change in control; and

(ii)

if the change of control in question results from dealings in shares of the Company which do not involve the Current Control Group, the Conseil d’Administration will be deemed to have stated that it does not recommend that change in control;

(e)

“Current Control Group” means (i) AXA Assurances IARD Mutuelle and AXA Assurances Vie Mutuelle and (ii) any other entity incorporated in France and created at the initiative of (A) any member of the Current Control Group and (B) the persons who, acting separately or in concert, directly or indirectly control or are controlled by the Company on the date of this Agreement;

(f)	“control” has the meaning given in article L.233-3 of the French Code de Commerce, as of the date of this Agreement; and

(g)	the “specified rating agencies” are Standard & Poor’s Rating Services, Moody’s Investors Service, Inc and Fitch Ratings Ltd.

12.3	Voluntary cancellation

12.3.1

The Company may, if it gives the Agent not less than four (4) Business Days’ irrevocable prior notice, cancel the whole or any part of the Available Facility A which is an integral multiple of one million euro (EUR 1,000,000) and at least twenty million euro (EUR 20,000,000).

12.3.2	Any cancellation under this Clause 12.3 (Voluntary cancellation) shall reduce the Commitments of the Lenders rateably under the relevant Facility.

12.4	Voluntary Prepayment

The Borrower to which a Utilisation has been made may, if it gives the Agent not less than four (4) Business Days’ irrevocable prior notice:

(a)

prepay the whole or any part of a Facility A Loan (but if in part, by an amount that reduces the Base Currency Amount of that Loan by an amount which is an integral multiple of one million euro (EUR 1,000,000) and at least twenty million euro (EUR 20,000,000)); and/or

(b)

prepay the whole or any part of a Letter of Credit (but if in part, by an amount that reduces the amount of that Letter of Credit by an amount which is an integral multiple of one million U.S. dollars (USD 1,000,000) and at least five million U.S. dollars (USD 5,000,000).

12.5	Right of replacement or repayment and cancellation in relation to a single Lender

12.5.1	If:

(a)	any sum payable to any Lender by an Obligor is required to be increased under paragraph 17.2.3 of Clause 17.2 (Tax gross-up) or under an equivalent provision of any Finance Document; or

(b)	any Lender claims indemnification from the Company under Clause 17.3 (Tax indemnity) or Clause 18.1 (Increased costs); or

(c)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost Formulae); or

(d)

any amount payable by a French Obligor under a Finance Document is not or will not be (when the relevant income tax is calculated) deductible from that French Obligor’s taxable income by reason of that amount being (i) accrued or paid to a Lender incorporated, domiciled, established, or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, the Company may, whilst the circumstance giving rise to the requirement for that increase, indemnification or non-deductibility for French tax purposes continues, give the Agent notice of cancellation of each Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations or give the Agent notice of its intention to replace that Lender in accordance with paragraph 12.5.4 below.

12.5.2	On receipt of a notice of cancellation referred to in paragraph 12.5.1 above, each Commitment of that Lender shall immediately be reduced to zero.

12.5.3

On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph 12.5.1 above (or, if earlier, the date specified by the Company in that notice), each Borrower shall repay that Lender’s participation and that of a Lender which is its Affiliate in each Utilisation made by it which is then outstanding.

12.5.4

The Company may, in the circumstances set out in paragraph 12.5.1 above, on ten (10) Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that

Lender shall) transfer pursuant to Clause 33 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a New Lender selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 33 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 35 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

12.5.5	The replacement of a Lender pursuant to paragraph 12.5.4 above shall be subject to the following conditions:

(a)	the Company shall have no right to replace the Agent;

(b)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(c)	in no event shall the Lender replaced under paragraph 12.5.4 above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

12.6	Mandatory prepayment and cancellation in relation to a single Lender

If it becomes unlawful for a Borrower to perform any of its obligations to any Lender under paragraph 17.2.3 of Clause 17.2 (Tax gross-up) or under an equivalent provision of any Finance Document:

12.6.1	the Company shall promptly notify the Agent upon becoming aware of that event;

12.6.2	upon the Agent notifying that Lender, each of its Commitments will be immediately reduced to zero; and

12.6.3

that Borrower shall repay that Lender’s participation in each Utilisation made by it which is then outstanding on whichever is the later of the date specified by that Lender in a notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and the date which is thirty (30) days after the Agent’s notification referred to in paragraph 12.6.2 above.

12.7	Restrictions

12.7.1

Any notice of cancellation or prepayment given by any Party under this Clause 12 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

12.7.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

12.7.3	Unless a contrary indication appears in this Agreement, any part of Facility A which is prepaid may be reborrowed in accordance with the terms of this Agreement.

12.7.4	The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

12.7.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

12.7.6	If the Agent receives a notice under this Clause 12, it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

12.8	Right of cancellation in relation to a Defaulting Lender

12.8.1

If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent not less than ten (10) Business Days’ notice of cancellation of each Available Commitment of that Lender.

12.8.2	On the notice referred to in paragraph 12.8.1 above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

12.8.3	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph 12.8.1 above, notify all the Lenders.

12.9	Right of cancellation in relation to a Swingline Lender

12.9.1

Without prejudice to the provisions in paragraph 12.5.1 and to paragraph 12.5.4 of Clause 12.5 (Right of replacement or repayment and cancellation in relation to a single Lender), if any Swingline Lender claims indemnification for Increased Costs in relation to its Swingline Commitments, the Company may, at any time whilst that Swingline Lender continues to claim for Increased Costs, give the Agent not less than ten (10) Business Days’ notice of cancellation of the Swingline Commitment of that Swingline Lender. Such notice shall take effect with respect to all Swingline Loans made after the date of cancellation specified in such notice (provided that the provisions of Clause 9.1 (Repayment) shall continue to apply to any Swingline Loans made prior to the date of effective cancellation in respect of such Swingline Lender).

12.9.2	On the notice referred to in paragraph 12.9.1 above becoming effective, the Swingline Commitment of such Swingline Lender shall immediately be cancelled and reduced to zero.

12.9.3	This shall be without prejudice to the Facility A Commitment of the relevant Swingline Lender, which shall not be reduced or affected in any way by this Clause 12.9.

12.9.4	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph 12.9.1 above, notify all the Lenders.

12.10	Right of cancellation in relation to an L/C Lender

12.10.1

Without prejudice to the provisions in paragraph 12.5.1 and to paragraph 12.5.4 of Clause 12.5 (Right of replacement or repayment and cancellation in relation to a single Lender), if any L/C Lender claims indemnification for Increased Costs in relation to its potential liability under or in respect of a Letter of Credit, the Company may, at any time whilst that L/C Lender continues to claim for Increased Costs, give the Agent not less than ten (10) Business Days’ notice of such L/C Lender ceasing to be an L/C Lender and the cancellation of its L/C Commitment. In respect of Letters of Credit issued prior to the date of such notice becoming effective, the Company shall at its option either prepay the relevant L/C Lender’s proportion of the outstanding Letters of Credit or make any payments in respect of the Increased Costs claimed by such L/C Lender in accordance with Clause 18 (Increased Costs).

12.10.2

On a notice referred to in paragraph 12.10.1 above becoming effective that L/C Lender shall immediately cease to be an L/C Lender and shall have no further L/C Commitment in respect of new Letters of Credit to be issued after such date.

12.10.3	This shall be without prejudice to the Facility A Commitment of the relevant L/C Lender, which shall not be reduced or affected in any way by this Clause 12.10.

12.10.4	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph 12.10.1 above, notify all the Lenders.

SECTION 5

COSTS OF UTILISATION

13.	INTEREST

13.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

13.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of its Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

13.3	Default interest

13.3.1

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph 13.3.2 below, is one per cent (1%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 13.3 shall be immediately payable by the Obligor on demand by the Agent.

13.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent (1%) higher than the rate which would have applied if the overdue amount had not become due.

13.3.3

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of Article 1154 of the French Code Civil, such interest is due for a period of at least one (1) year, but will remain immediately due and payable.

13.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

13.5	Effective Global Rate (Taux Effectif Global)

For the purposes of Articles L.313-1 et seq. R313-1 and R313-2 of the Code de la Consommation (if applicable), the Parties acknowledge that by virtue of certain characteristics of the Facilities (and in particular the variable interest rate applicable to Loans and the Borrower’s right to select the currency and the duration of the Interest Period for each Loan) the taux effectif global cannot be calculated at the date of this Agreement. However, the Original Borrowers acknowledge that they have received from the Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter. The Parties acknowledge that that letter forms part of this Agreement.

14.	INTEREST PERIODS

14.1	Selection of Interest Periods

14.1.1	A Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

14.1.2

Subject to this Clause 14 (Interest Periods), a Borrower may select an Interest Period of one (1), two (2), three (3) or six (6) Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).

14.1.3	An Interest Period for a Facility A Loan or a Swingline Loan shall not extend beyond the Termination Date.

14.1.4	A Loan has one (1) Interest Period only.

14.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

15.	CHANGES TO THE CALCULATION OF INTEREST

15.1	Absence of quotations

Subject to Clause 15.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon (12.00 p.m.) Paris time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

15.2	Market disruption

15.2.1

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the relevant Borrower may withdraw its Utilisation Request by notice delivered to the Agent no later than 5.00 p.m. (Paris time) on the Business Day preceding the Utilisation Date subject to any Break Costs but otherwise without premium or penalty. If the relevant Borrower does not so notify the Agent, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin;

(b)

the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select;

(c)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

15.2.2	In this Agreement “Market Disruption Event” means:

(a)

at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(b)

before close of business in Paris on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose aggregate participation in a Loan exceeds fifty per cent (50%) of that Loan) that the cost to it or to them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

15.2.3	Alternative basis of interest or funding

(a)

If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph 15.2.1 above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

15.2.4

The Agent shall promptly, and in any event no later than 10.00 a.m. Paris time on the Business Day following the relevant Quotation Day, notify AXA and the relevant Borrower of the occurrence of a Market Disruption Event.

15.3	Break Costs

15.3.1

Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

15.3.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

16.	FEES

16.1	Non-Utilisation fee

16.1.1

The Company shall pay to the Agent for the account of each Lender a fee in respect of the period from the date of this Agreement to the last Business Day of the Availability Period computed at the rate of zero point one two two five per cent (0.1225%) on the Available Commitment of that Lender in respect of Facility A.

16.1.2

The accrued non-utilisation fee is payable in arrear on the last day of each successive period of three (3) Months which ends during the relevant Availability Period and on the cancelled amount of Facility A at the time the cancellation is effective.

16.1.3	No non-utilisation fee shall be payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

16.2	Utilisation Fee

16.2.1

The Company shall, for the duration of the period ending on the Termination Date and for so long as any Loans are outstanding, pay to the Agent for the account of the Lenders a fee in respect of each successive period of three months (each a “Computation Quarter”) computed at the rate of:

(a)

zero point fifteen per cent. (0.15%) per annum on the aggregate amount of the outstanding Loans (an “Outstanding Loan Amount”) for each day on which the Outstanding Loan Amount during the relevant Computation Quarter is greater than one third of the Total Commitments; or

(b)

zero point thirty per cent. (0.30%) per annum of the Outstanding Loan Amount for each day on which the Outstanding Loan Amount during the relevant Computation Quarter is greater than two thirds of the Total Commitments.

16.2.2	The accrued utilisation fee is payable in arrears on the last day of each Computation Quarter.

16.3	Arrangement and participation fees

The Company shall pay to the Agent for the account of the Bookrunner-Mandated Lead Arrangers an arrangement fee and a participation fee in the amounts and at the times agreed in the Mandate Letter.

16.4	Bookrunning fee

The Company shall pay to the Agent for the account of the Bookrunner-Mandated Lead Arrangers a bookrunning fee in the amounts and at the times agreed in the Mandate Letter.

16.5	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a separate agreement between the Agent and the Company.

16.6	Swingline agency fee

The Company shall pay to the Swingline Agent (for its own account) a swingline agency fee in the amount and at the times agreed in a separate agreement between the Swingline Agent and the Company.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

17.	TAX GROSS-UP AND INDEMNITIES

17.1	Definitions

17.1.1	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which:

(a)	with respect to payments from Obligors established in France:

(i)	fulfils the conditions imposed by French law in order for a payment not to be subject to any Tax Deduction; or

(ii)	is a Treaty Lender in respect of France;

(b)	with respect to payments made by or on behalf of a U.S. Borrower:

(i)	is a U.S. Person; or

(ii)

is entitled to receive payments in respect of a Utilisation without deduction or withholding of any United States federal income tax either as a result of such payments being effectively connected with trade or business within the United States of America or under a portfolio interest exemption; or

(iii)	is a Treaty Lender in respect of the United States of America;

(c)

with respect to payments from Obligors incorporated in the United Kingdom, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(A)	which is a bank (as defined for the purpose of section 879 of ITA) making an advance under a Finance Document; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Treaty Lender in respect of the United Kingdom; and

(d)	with respect to payments from Obligors incorporated in another jurisdiction, is a Treaty Lender in respect of that jurisdiction.

“Tax Credit” means a credit against, relief or remission for, refund or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either an increased payment made by an Obligor to a Finance Party under Clause 17.2 (Tax gross-up) or a payment under Clause 17.3 (Tax indemnity).

“Treaty Lender” means in respect of a jurisdiction, a Lender which is entitled under a double taxation agreement (subject to the completion of any necessary procedural formalities) to receive payments of interest from that jurisdiction without a Tax Deduction.

17.1.2	Unless a contrary indication appears, in this Clause 17, a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

17.2	Tax gross-up

17.2.1	Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

17.2.2

Each Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

17.2.3

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

17.2.4

An Obligor is not required to make an increased payment to a Lender under paragraph 17.2.3 above for a Tax Deduction in respect of Tax imposed by its jurisdiction of incorporation (or, with respect to AXA Bermuda, the United States) on a payment of interest, if on the date on which the payment falls due:

(a)

the payment could have been made to the relevant Lender without a Tax Deduction if it had been a Qualifying Lender with respect to the payment in question, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or concession of any relevant taxing authority;

(b)

the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph 17.2.8; or

(c)	the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with paragraph 17.2.9.

provided that the exclusion for changes after the date a Lender became a Lender under this Agreement in paragraph 17.2.4(a) above shall not apply in respect of any Tax Deduction on account of Tax imposed by France on a payment made to a Lender if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction.

17.2.5	An Obligor is not required to make an increase in payment to a Lender under paragraph 17.2.3 above for a Tax Deduction in respect of Tax imposed by FATCA.

17.2.6

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

17.2.7

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

17.2.8

A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for (i) that Obligor to obtain authorisation to make that payment without a Tax Deduction or (ii) for the Obligor to obtain a reimbursement for a Tax Deduction from the relevant taxing authority.

17.2.9

With respect to payments made from or on behalf of a US Borrower, each Lender shall supply, to the extent legally able to do so, to that Borrower’s paying agent a Withholding Form as of the date hereof and will supply additional Withholding Forms, to the extent legally able to do so, (or appropriate successor forms) (i) within thirty (30) days of written request by that Borrower and (ii) upon a change in facts which causes the prior Withholding Forms to no longer be valid.

17.3	Tax indemnity

17.3.1

The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a payment under a Finance Document.

17.3.2	Paragraph 17.3.1 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party, including any branch profits or similar Tax in effect as of the Signing Date; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 17.2 (Tax gross-up); or

(ii)

would have been compensated for by an increased payment under Clause 17.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraphs 17.2.4 or 17.2.5 of Clause 17.2 (Tax gross-up) applied.

17.3.3

A Protected Party making, or intending to make a claim under paragraph 17.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

17.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 17.3, notify the Agent.

17.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

17.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

17.4.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

17.5	Lender status confirmation

17.5.1

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Agreement which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

17.5.2

Such Lender shall also indicate, in the Transfer Agreement which it executes on becoming a Party to this Agreement, whether it is incorporated, domiciled, or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

17.5.3

If a New Lender fails to indicate its status in accordance with this Clause 17.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it were not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 17.5.

17.6	Stamp taxes

The Company shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any duly itemised cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

17.7	Value added tax

17.7.1

All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any other Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

17.7.2

Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

18.	INCREASED COSTS

18.1	Increased costs

18.1.1

Subject to Clause 18.3 (Exceptions) the Company shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement ((a) or (b) is in this Clause 18 (Increased Costs) called a “change of law”).

18.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

18.2	Increased cost claims

18.2.1

A Finance Party intending to make a claim pursuant to Clause 18.1 (Increased costs) shall as soon as practicable notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

18.2.2

Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount and, to the extent reasonably practicable, the basis of calculation of its Increased Costs.

18.3	Exceptions

Clause 18.1 (Increased costs) does not apply to the extent any Increased Cost is:

18.3.1	attributable to a Tax Deduction required by law to be made by an Obligor;

18.3.2

compensated for by Clause 17.3 (Tax indemnity) (or would have been compensated for under Clause 17.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph 17.3.2 of Clause 17.3 (Tax indemnity) applied);

18.3.3	compensated for by the payment of the Mandatory Cost;

18.3.4	attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation;

18.3.5

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

18.3.6

attributable to the implementation or application of or compliance with any rule, recommendation or regulation published by the Basel Committee in December 2010 (“Basel III”) or any other law or regulation (including for the avoidance of doubt any European directives or regulations) which would implement Basel III (whether such implementation, application or compliance is by a government, regulator, the Lenders or any of their Affiliates);

18.3.7

attributable to the implementation or application of the “Capital Requirement Directive” of (i) n°2006/48 and 2006/49 of 14 June 2006; or (ii) n°2010/76 of 24 November 2010, published by the European Parliament and Council; or

18.3.8	in excess of that which would as at the same date be suffered by all institutions which are of the same type as the Finance Party making the claim and are regulated by the same regulatory authorities.

19.	OTHER INDEMNITIES

19.1	Currency indemnity

19.1.1

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against that Obligor;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify to the extent permitted by law each Finance Party to whom that Sum is due against any reasonable and duly itemised cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

19.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

19.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three (3) Business Days of demand, indemnify each Finance Party against any reasonable and duly itemised cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default or Special Early Termination Event;

(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 39 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company; or

(e)	the duration of an Interest Period having been reduced in accordance with paragraph 12.2.2(b) or paragraph 32.2.1(a).

19.3	Indemnity to the Agent

The Company shall as soon as reasonably possible indemnify the Agent against any reasonable and duly itemised cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is an Event of Default or a Special Early Termination Event; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

20.	MITIGATION BY THE LENDERS

20.1	Mitigation

20.1.1

Each Finance Party shall as soon as reasonably possible, in consultation with the Company, take all reasonable steps (which may include transferring its rights and obligations under the Finance Documents to an Affiliate of such Finance Party, subject in any event to inter alia satisfaction of all required internal approvals and internal procedures of such Affiliate and compliance with all applicable laws and regulations) to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 12.1 (Illegality), Clause 17 (Tax gross-up and indemnities), Clause 18 (Increased costs), Clause 12.6 (Mandatory prepayment and cancellation in relation to a single Lender) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae), or in any amount payable under a Finance Document by an Obligor established in France becoming not deductible from that Obligor’s taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

20.1.2	Paragraph 20.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

20.2	Limitation of liability

20.2.1	The Company shall indemnify each Finance Party for all duly itemised costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 20.1 (Mitigation).

20.2.2	A Finance Party is not obliged to take any steps under Clause 20.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

21.	COSTS AND EXPENSES

21.1	Transaction expenses

The Company shall promptly and on demand reimburse:

21.1.1

the Agent and the Arrangers, within seven (7) Business Days after demand by the Agent for all duly itemised reasonable costs and expenses (including the reasonable fees and expenses of legal or other advisers up to the amount specified in a separate agreement between the Arrangers and the Company together with any value added tax thereon (unless such value added tax is recoverable by the payee as a result of submitting to the relevant tax authorities its next relevant value added tax return)), which may be incurred by them in connection with (i) the preparation, negotiation, printing, execution and syndication of this Agreement; any other documents referred to in this Agreement; and any other Finance Documents executed after the date of this Agreement, and (ii) the satisfaction of the conditions precedent under Clause 4.1 (Initial Conditions Precedent); and

21.1.2

the Agent and the Lenders, on first demand by the Agent (or within three (3) Business Days in the case of paragraph 21.1.2(b) below), for all reasonable and duly itemised costs and expenses (including the reasonable fees and expenses of legal or other advisors) together with value added taxes payable thereon (unless such value added tax is recoverable by the payee as a result of submitting to the relevant tax authorities its next relevant value added tax return), incurred by the Agent or any Lender:

(a)	for the purposes of any amendment of this Agreement or as a result of a waiver by the Lenders of any of their rights hereunder, in either case at the request of any Obligor; and

(b)

in the preservation of any of its rights following a failure by any Obligor to fulfil any of its obligations hereunder, in enquiring into the existence of any Event of Default or Special Early Termination Event and assessing the means of remedying it or in enforcing the obligations of any Obligor.

21.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 40.10 (Change of currency), the Company shall, within three (3) Business Days of demand, reimburse the Agent for the amount of all reasonable and duly itemised costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

SECTION 7

GUARANTEE

22.	GUARANTEE

22.1	Scope of Guarantee (the “Guarantee”)

The Guarantor irrevocably and unconditionally:

(a)

guarantees as a caution solidaire to each Finance Party the punctual performance by each Borrower other than the Company (the “Guaranteed Borrowers”) of their respective payment and repayment obligations as Borrowers under this Agreement; and

(b)

undertakes with each Finance Party that if and whenever any of the Guaranteed Borrowers does not pay any amount (including principal, interest, fees and any other accessory claim of any nature whatsoever) when due under or in connection with this Agreement (including following acceleration pursuant to Clause 31.6 (Acceleration and Cancellation) hereof), the Guarantor, acting as a caution solidaire shall pay that amount within a period of five (5) days of receipt of a notice claiming payment of that amount duly signed on behalf of the relevant Finance Party by the Agent.

22.2	Further guarantee provisions

(a)

The obligations of the Guarantor under Clause 22.1 (Scope of Guarantee) will remain in full force and effect until all amounts which may be or become payable by any Guaranteed Borrower under this Agreement have been irrevocably paid in full or, if earlier, upon release from its obligations as a guarantor by the Finance Parties.

(b)

Without prejudice to the effect of any release of debt falling within article 1287 of the French Code Civil, the Guarantor shall not benefit from any release of debt which a Guaranteed Borrower may obtain in the course of proceedings for its reorganisation, safeguard, liquidation, dissolution, winding-up or the composition or readjustment of its debts.

22.3	Undertakings

The Guarantor irrevocably and expressly:

(a)	undertakes not to exercise any rights which it may have under article 2298 (bénéfice de discussion) or article 2303 (bénéfice de division) of the French Code Civil;

(b)

undertakes not to exercise any rights which it may have to take any action against any Guaranteed Borrower in the event of any extension of any maturity date or any other date for payment of any amount due, owing or payable to any Finance Party under this Agreement and agrees that the Guarantee will remain in full force and effect notwithstanding any such extension or similar event, and that no such event will operate by way of novation such as to discharge it from its obligations under the Guarantee; and

(c)

agrees that the Guarantee will remain in full force and effect and that it will remain liable under this Guarantee notwithstanding (i) any change to the legal form of any Guaranteed Borrower and/or Finance Party or (ii) any merger, spin off, amalgamation, reconstruction, reorganisation or partial transfer of assets in consideration for shares of any Guaranteed Borrower and/or Finance Party or of their successors or assigns with any other person.

22.4	No exercise of rights of recovery

Until all amounts which may be or become payable by any Guaranteed Borrower under or in connection with this Agreement have been irrevocably paid in full, the Guarantor irrevocably and expressly undertakes not to exercise any rights which it may have:

(a)

as a result of being subrogated or otherwise to share in any security or monies held, received or receivable by any Finance Party or to claim any right of contribution, reimbursement or indemnity or as a result of being subrogated, in relation to any payment made by the Guarantor under this Agreement; or

(b)

to claim or prove in a liquidation or other insolvency proceeding of any Guaranteed Borrower in competition with any Lender unless and until it has irrevocably paid and discharged in full all amounts then due and payable by it hereunder.

22.5	Duration

The Company’s obligations as a caution solidaire will continue in full to produce effect until all sums due or which may become due by the Guaranteed Borrowers under or in connection with the Agreement have been fully paid and discharged.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

23.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in Clauses 23.1 (Status) to 23.11 (No liquidation proceedings) of this Clause 23 (Representations) to each Finance Party on the date of this Agreement.

23.1	Status

It is a corporation, duly incorporated, validly existing and legally empowered under the law of its jurisdiction of incorporation and has the power and authority to carry on its business, to own its assets and to enter into and perform its obligations under this Agreement.

23.2	Corporate action

All corporate action necessary to enable it to enter into and perform its obligations under this Agreement has been duly taken and its representative for the purposes of signing this Agreement has all powers necessary to authorise him to sign this Agreement on its behalf.

23.3	Authorisations

No Authorisation of any kind is required from any administrative authority to permit it to execute this Agreement and/or to perform its obligations hereunder.

23.4	Binding obligations

The obligations expressed to be assumed by it in each Finance Document constitute its legally valid, binding and enforceable obligations (subject to all qualifications or reservations set out in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 36 (Changes to the Obligors)).

23.5	No conflict

The entry into and execution of this Agreement by it and the performance of its obligations hereunder do not conflict with:

(a)	any provision of its constitutional documents;

(b)	any obligation owed by it to any third party; or

(c)	any law or regulation applicable to it.

23.6	No proceedings pending

Save as disclosed in:

23.6.1	AXA’s Document de Référence lodged with the Autorité des marchés financiers (“AMF”) for the year ended 31 December 2010;

23.6.2	any press release since 31 December 2010 and prior to the date of this Agreement; or

23.6.3	the most recently published Form 10-K or Form 10-Q of AXA Financial prior to the date of this Agreement,

as at the date of this Agreement, no material litigation or other proceedings have been commenced against it and to the best of its knowledge and belief it has not received any notice from any third party of such party’s intention to commence such proceedings, which, in either case, would have a Material Adverse Effect.

23.7	No Event of Default

No Event of Default in relation to itself has occurred and is continuing.

23.8	Pari passu ranking

The claims of the Finance Parties against it hereunder will rank at least pari passu with the claims of its other present and future unsecured and unsubordinated creditors of Financial Indebtedness except for such claims as are mandatorily preferred by law applicable to companies generally including, in the case of AXA Bermuda, claims preferred pursuant to the provisions of the Insurance Act 1978 of Bermuda relating to long-term insurance business.

23.9	Stamp duty

Under the law of its incorporation no stamp, registration or similar tax will be payable in respect of the execution, delivery, performance or enforcement of this Agreement except for fixed duties of EUR 125 if this Agreement is voluntarily presented for filing with the French tax authorities (service d’enregistrement) and any other duty mentioned in a legal opinion to a Finance Party.

23.10	Financial statements

Its audited financial statements (consolidated in the case of AXA for the year ended 31 December 2010) have been prepared in accordance with GAAP and give an accurate and fair view (donnent une image fidèle et sincère) of its financial situation and business (or, in the case of AXA Financial or AXA Bermuda, fairly present its financial condition in all material respects) as at the date to which they were drawn up.

23.11	No liquidation proceedings

There are no proceedings pending for its liquidation, winding-up or similar process in relation to it.

23.12	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request and on each Utilisation Date;

(b)	in the case of an Additional Borrower, the day on which it becomes an Additional Borrower.

24.	ADDITIONAL AXA REPRESENTATIONS AND WARRANTIES

The Company makes the representations and warranties set out in this Clause 24 (Additional AXA representations and warranties) to each Finance Party on the date of this Agreement:

(a)	between 31 December 2010 and the date of this Agreement, no event has occurred which had a Material Adverse Effect;

(b)

save as disclosed in the AXA’s Document de Référence lodged with the Autorité des Marchés Financiers (AMF) for the year ended 31 December 2010 and in any press release since 31 December 2010 and prior to the date of this Agreement no material litigation or other proceedings have been commenced against any Material Subsidiary and to the best of the Company’s knowledge and belief no Material Subsidiary has received any notice from any third party of such party’s intention to commence such proceedings, which, in either case, would have a Material Adverse Effect;

(c)	there are no proceedings pending for liquidation, winding-up or similar process in respect of any Material Subsidiary.

25.	ADDITIONAL U.S. BORROWER REPRESENTATIONS AND WARRANTIES

Each U.S. Borrower makes the additional representations and warranties set out in Schedule 11 (U.S. Borrower Representations and Warranties) to each Finance Party on the date of this Agreement.

26.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 26 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

26.1	Financial information

26.1.1	The Company shall deliver to the Agent in sufficient numbers for all Lenders:

(a)

within forty-five (45) Business Days from the date upon its annual report is lodged with the AMF, its annual report containing the annual audited consolidated and unconsolidated financial statements of AXA certified by its statutory auditors;

(b)	within one hundred and twenty (120) Business Days of the end of its financial half years, all publicly available semi-annual consolidated financial statements of AXA; and

(c)

at the same time as sent to the relevant recipient, copies of any information sent to its shareholders (or any class of them) and the AMF (provided such information has received a visa définitif from the AMF); and

26.1.2

each Obligor shall deliver to the Agent as soon as possible and in sufficient numbers for all Lenders such information (or in the case of AXA, such information additional to that mentioned in paragraph 26.1.1) about its financial situation or business as may be reasonably requested by any Agent (other than information deemed confidential by the relevant Obligor, acting reasonably).

26.2	Notification of default

26.2.1

Each Obligor shall notify the Agent of any Event of Default in relation to itself and the Company shall notify the Agent of any Special Early Termination Event (and in each case the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

26.2.2

Promptly upon a request by the Agent, each Obligor shall confirm to the Agent that no Event of Default is continuing in relation to itself and the Company shall confirm to the Agent that no Special Early Termination Event is continuing (or if an Event of Default or Special Early Termination Event is continuing, specifying it and the steps, if any, being taken to remedy it) except any which it previously notified to the Agent and any of which details are given in such confirmation.

26.3	Use of website

The Company may satisfy its obligations to deliver financial information by posting such information onto its electronic website.

27.	ADDITIONAL U.S. BORROWER INFORMATION UNDERTAKINGS

Each U.S. Borrower gives the additional information undertakings set out in Schedule 12 (U.S. Borrower Information Undertakings) to each Finance Party on the date of this Agreement.

28.	“KNOW YOUR CUSTOMER” CHECKS

28.1	If:

28.1.1	the introduction of or any change in (or in the interpretation, administration or application of) any law made after the date of this Agreement; or

28.1.2	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a person that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph 28.1.2 above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or, in the case of the event described in paragraph 28.1.2 above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph 28.1.2 above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

28.2

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

28.3

The Company shall, by not less than ten (10) Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Borrower pursuant to Clause 36 (Changes to the Obligors).

28.4

Following the giving of any notice pursuant to Clause 28.3 above, if the accession of such Additional Borrower obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Borrower.

29.	GENERAL UNDERTAKINGS

The undertakings in this Clause 29 (General Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Each Obligor undertakes:

29.1	Security

29.1.1	not to grant or allow to exist over its assets any Security save for:

(a)

Security granted by that Obligor included in the Security referred to under the rubric “titres nantis/sûretés réelles” in note 29 of the Original Financial Statements, to the extent that the Financial Indebtedness secured thereby, when aggregated with Security also included under that rubric granted by all of the other members of the Group as at 31 December 2010, is no more than EUR 24,211 million mentioned in that note;

(b)

any Security created over an asset to secure finance for the acquisition price or costs of improvement of such asset provided that the amount of Financial Indebtedness secured by such Security remains confined to such asset;

(c)	any Security required by any tax or customs administration in the ordinary course of business of the relevant Obligor;

(d)	carriers’, warehousemen’s mechanics’, material men’s, repairmen’s or other similar Security arising in the ordinary course of business of the relevant Obligor;

(e)

easements, rights-of-way restrictions and other similar Security incurred in the ordinary course of business and Security consisting of leases and sub-leases granted to others, statutory liens of landlords, liens on the fee estate in property leased to the relevant Obligor, pending condemnation, zoning restrictions, easements, licenses and restrictions on the use of property or imperfections in title thereto that are covered by a title insurance policy or which are immaterial, relating to statutory liens (or the equivalent);

(f)	pledges or deposits under worker’s compensation unemployment insurance and other social security legislation;

(g)

Security created by it over securities (including any debenture, bond or note) or over sums of money in favour of the clearing system of any regulated market or for the purpose of a transaction concluded in the ordinary course of its cash management (and including for the avoidance of doubt “dollar rolls” (which are repurchase agreements involving mortgage backed securities used for cash management purposes));

(h)	Security existing on the assets of any entity at the time such entity is merged or consolidated with the relevant Obligor provided that the amount secured is not subsequently increased;

(i)	Security securing the obligations of the relevant Obligor under any derivatives transaction;

(j)	Security in the form of restrictions on the transferability of investments made by the relevant Obligor in the ordinary course of business;

(k)

deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other similar obligations incurred in the ordinary course of business;

(l)	Security created in respect of any securitisation, sale and lease back or similar transaction provided that the amount of Financial Indebtedness secured thereby does not exceed, together with all Financial Indebtedness secured by Security created for such transactions by other Obligors, ten per cent (10%) of AXA Consolidated Net Worth;

(m)

any Security arising out of a refinancing by it of any Financial Indebtedness secured by security permitted above, provided that such Financial Indebtedness is not increased or secured by any additional asset; and

(n)

other Security created by the relevant Obligor not falling within the above paragraphs, provided that the amount of Financial Indebtedness secured thereby does not exceed, together with all Financial Indebtedness secured by Security (not falling within the above paragraphs) on the assets of other Obligors, fifteen per cent (15%) of AXA Consolidated Net Worth.

29.2	Consents

to obtain, maintain and renew all Authorisations required (and take any other steps necessary) to ensure the validity of this Agreement and to enable it lawfully to perform its obligations hereunder.

29.3	Change of business

to procure that no material change is made to the general nature of the business carried on by it or, as far as the Company is concerned, the Group from that carried on at the date of this Agreement.

29.4	Maintenance of status

(a)	to do all such things as are necessary to maintain its corporate existence; and

(b)	to ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions.

29.5	Compliance with laws

to comply with all laws to which it is subject, if failure so to comply would have a Material Adverse Effect, take all action reasonably within its power to ensure that the Lenders will not, by permitting a Utilisation, violate any law in the jurisdiction of the Obligor and to take all reasonable steps to avoid any action which will bring about such a violation.

29.6	Use of proceeds

not to knowingly cause or permit the proceeds of any Utilisation to be used directly to make a loan or other advance to, invest in or continue to or otherwise support the activities of business of any person, entity, country or governmental authority that is a subject of sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control in any manner that would violate such sanctions.

30.	ADDITIONAL U.S. BORROWER GENERAL UNDERTAKINGS

Each U.S. Borrower makes the additional general undertakings set out in Schedule 13 (U.S. Borrower General Undertakings) to each Finance Party on the date of this Agreement.

31.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 31 (Events of Default) is an Event of Default provided that in relation to the events described in Clauses 31.1 (Non-payment) and 31.2 (Material Breach) below an Event of Default shall only occur once the grace period provided for therein has expired without such default having been remedied.

31.1	Non-payment

Failure by an Obligor to pay any amount due and payable under the Finance Documents within five (5) Business Days following the due date for payment.

31.2	Material Breach

Material breach of any other obligation of an Obligor under the Finance Documents if the breach is not remedied within thirty (30) days of the Agent giving notice thereof to the relevant Obligor.

31.3	Financial Indebtedness

Either:

31.3.1

failure by an Obligor to pay on the due date any Financial Indebtedness owed by it (subject to any applicable grace period) if in consequence the aggregate amount of all Financial Indebtedness unpaid by it on the due date exceeds:

(a)	in respect of the Company, one hundred and fifty million euro (EUR 150,000,000) or its equivalent in any Optional Currency; or

(b)	in respect of any other Obligor, one hundred million euro (EUR 100,000,000) or its equivalent in any Optional Currency, or

31.3.2	any Financial Indebtedness in an aggregate amount in excess of:

(a)	in respect of the Company, one hundred and fifty million euro (EUR 150,000,000) or its equivalent in any Optional Currency; or

(b)	in respect of any other Obligor, one hundred million euro (EUR 100,000,000) or its equivalent in any Optional Currency,

becomes due prior to its stated maturity as a result of the holder of the Financial Indebtedness in question, or an agent acting on its behalf, declaring it to be due and payable in consequence of the occurrence of an event of default (however described) excluding, however, any such unpaid amounts liability for payment of which is contested in good faith by the relevant

Obligor, or which are paid within any grace period provided for in the contract (in its original form or as amended) under which such amount has become due.

31.4	Representations

Any representation or statement made pursuant to any provision under this Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed repeated or any other material information provided by an Obligor under this Agreement is or proves to have been incorrect or misleading in any material respect on the date upon which such information is provided, and the same is not remedied within thirty (30) days of the Agent giving notice thereof to the relevant Obligor.

31.5	Insolvency

31.5.1	In France:

(a)

an Obligor is or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent (including without limitation en état de cessation des paiements), or admits inability to pay its debts as they fall due;

(b)

an Obligor commences negotiations with all of its creditors (or certain of them) with a view to rescheduling all or a substantial part or its Financial Indebtedness as a result of financial difficulties;

(c)	a conciliateur is appointed for an Obligor if his terms of reference include such general negotiations with creditors are as described in paragraph 31.5.1(b) above;

(d)	commencement by an Obligor of proceedings for conciliation in accordance with articles L.611-1 et seq. of the French Code de commerce;

(e)

judgement for sauvegarde, sauvegarde financière accélérée, redressement judiciaire or liquidation judiciaire in relation to an Obligor under articles L.620-1 et seq. of the French Code de commerce or judgement is issued for the transfer of the whole of the business of an Obligor (cession totale de l’entreprise).

31.5.2	An Obligor, in any part of the United States of America:

(a)	applies for, or consents to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(b)	makes a general assignment for the benefit of its creditors;

(c)	commences a voluntary case under the Bankruptcy Code;

(d)

files a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts; or

(e)	takes any corporate action for the purpose of effecting any of the foregoing with respect to itself.

31.5.3	A proceeding is commenced, without the application or consent of an Obligor, in any court of competent jurisdiction in the United States of America, seeking:

(a)	its reorganisation, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts;

(b)	the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Obligor or of all or any substantial part of its property; or

(c)	similar relief in respect of any Obligor under any law relating to the bankruptcy insolvency, reorganisation, winding-up or composition or adjustment of debts,

and any such proceeding or case referred to in paragraphs 31.5.3(a) to 31.5.3(c) above continues undismissed, or an order, judgment or decree approving or ordering any of the foregoing is entered and continues unstayed and in effect, for a period of twenty-one (21) or more days, or an order for relief against such Obligor is entered in an involuntary case under the Bankruptcy Code.

31.5.4

An Obligor (other than a U.S. Borrower) is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of action or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness.

31.5.5	An Obligor (other than a U.S. Borrower) takes any corporate action, or has taken against it any legal proceedings or other procedure or step in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(b)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer.

31.6	Acceleration and Cancellation

31.6.1

On and at any time after the occurrence of an Event of Default which is continuing in relation to a Borrower, the Agent may without mise en demeure or any other judicial or extra judicial step (and, if so instructed by the Majority Lenders, shall) by notice to that Borrower, with copy to the Company but subject (to the extent applicable) to the mandatory provisions of articles L.620-1 et seq. of the French Code de Commerce:

(a)

declare that all or part of the Loans drawn by that Borrower, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents in relation to those Loans be immediately due and payable, whereupon they shall become immediately due and payable;

(b)

declare all or any part of the Utilisations made by that Borrower to be payable on demand, whereupon they shall immediately become payable on demand of the Agent on the instructions of the Majority Lenders; and/or

(c)	require that Borrower immediately to repay each Letter of Credit previously issued at its request.

31.6.2

On the occurrence of an Event of Default under paragraph 31.5.2 or paragraph 31.5.3 of Clause 31.5 (Insolvency) in relation to any Obligor, the Loans drawn or other sums owed by that Obligor shall become immediately due and payable without notice from the Agent (together with accrued interest and commission and any other sums then owed by that Obligor under this Agreement) and all Letters of Credit previously issued at the request of that Obligor shall become immediately repayable.

31.6.3

Without prejudice to paragraphs 31.6.1 and 31.6.2 above, on and at any time after the occurrence of an Event of Default which is continuing in relation to the Company and at any time thereafter, the Agent may without mise en demeure or any other judicial or extra judicial step (and, if so instructed by the Majority Lenders, shall) to the extent permitted by applicable law:

(a)	by notice to the Company, cancel the Total Commitments, whereupon they shall immediately be cancelled;

(b)

notify each Borrower which then has Loans outstanding that it will declare them due and payable in full at any time after the expiry of a period of twenty (20) Business Days from the effective date of the notice (together with accrued interest and all other amounts accrued or outstanding under the Finance Documents in relation to those Loans) and that each Letter of Credit previously issued at the request of that Borrower will then become immediately repayable if (in each case) the Borrower has not by the expiry of that period exercised its rights in accordance with the terms of this Agreement to prepay the full amount of those Loans and repay those Letters of Credit; and

(c)	take the action specified in the notification given to a Borrower under (ii) if it has not by the specified time made the prepayment and provided the cash collateral to which the notification refers.

32.	SPECIAL EARLY TERMINATION EVENTS

32.1	The following events or circumstances shall each be Special Early Termination Events:

32.1.1

any Financial Indebtedness (excluding item (f) of the definition of that term) of a Material Subsidiary (which is not an Obligor) exceeding in aggregate EUR 100,000,000 (or equivalent) for such Material Subsidiary is not paid when due after expiry of any applicable grace period or becomes due and payable before its stated maturity as a result of the holder of the Financial Indebtedness in question or an agent on its behalf declaring it to be due and payable in consequence of the occurrence of an event of default (however described), unless the occurrence of the event of default is contested in good faith by such Material Subsidiary;

32.1.2	any event occurs in relation to a Material Subsidiary not being an Obligor which, if it were an Obligor, would be an Event of Default under Clause 31.5 (Insolvency);

32.1.3	any Borrower (other than AXA) ceases to be owned, directly or indirectly, as to at least 50.1% of share capital and voting rights by AXA;

32.1.4	the obligations of the Company in relation to any Guaranteed Borrower pursuant to the Guarantee cease to be valid and binding.

32.2

On and at any time after the occurrence of a Special Early Termination Event which is continuing, the Agent may without mise en demeure or any other judicial or extra judicial step (and, if so instructed by the Majority Lenders, shall) by notice to the Company but subject (to the extent applicable) to the mandatory provisions of articles L.620-1 et seq. of the French Code de Commerce:

32.2.1	in the case of paragraph 32.1.1 and 32.1.2 above,

(a)	declare that the Interest Period of any Utilisation having an Interest Period greater than six (6) Months is reduced to six (6) Months;

(b)	cancel the Total Commitments, whereupon they shall be immediately cancelled; and

(c)	require repayment of each Letter of Credit immediately or, if later, the date which is six (6) months after the first day of its then current Term; and

32.2.2

in the case of paragraph 32.1.3 above, require the relevant Borrower within three (3) Business Days after receipt of the notice to prepay all outstanding Loans drawn by it, and to repay each Letter of Credit previously issued at its request by (irrespective of whether it is or is not a French company) providing full cash cover or granting such security as is contemplated by paragraph 6.1.2(g)(ii).

32.2.3	in the case of paragraph 32.1.4 above, require the relevant Guaranteed Borrower within twenty (20) Business Days after receipt of the notice to prepay all outstanding Loans drawn by it, and to repay each Letter of Credit previously issued at its request by (irrespective of whether it is or is not a French company) providing full cash cover or granting such security as is contemplated by paragraph 6.1.2(g)(ii).

SECTION 9

CHANGES TO PARTIES

33.	CHANGES TO THE LENDERS

33.1	Assignments and transfers by the Lenders

33.1.1	Subject to this Clause 33, a Lender (the “Existing Lender”) may only:

(a)	assign any of its rights to;

(b)	transfer any of its rights (including such as relate to that Lender’s participation in each Utilisation) and obligations to; or

(c)	enter into any sub-participation agreement in respect of any of its rights and obligations with,

another bank or financial institution (the “New Lender”). Such a transfer of its rights and obligations in respect of Facility A must (if it does not relate to the full amount of its Commitment) relate to an integral multiple of ten million euro (EUR 10,000,000) which is at least twenty million euro (EUR 20,000,000).

33.1.2

Any such transfer by a Lender of all or, as the case may be, part of its Facility A Commitment must relate to all or, as the case may be, a corresponding pro rata part of its Swingline Commitments or (if it is not itself a Swingline Lender) be accompanied by a transfer of all or, as the case may be, a corresponding pro rata part of the Swingline Commitment of its Affiliate.

33.1.3

A Facility A Lender may not (for the avoidance of doubt) transfer all or any part of any of its rights and obligations as an L/C Lender separately from a transfer of its Facility A Commitment (or a corresponding part thereof).

33.1.4

An L/C Lender may only assign or transfer its rights and obligations as an L/C Lender to a New Lender that is a “qualified bank” within the meaning of the New York Insurance Department Regulation 133, , 11 N.Y.C.R.R. pt. 79, as amended from time to time.

33.1.5	The consent of the Finance Parties is hereby given to a transfer by an Existing Lender to a New Lender.

33.2	Conditions of assignment or transfer

33.2.1

The consent of the Company is required for an assignment, transfer or sub-participation by a Lender but the Company hereby consents to an assignment, transfer or sub-participation to another Lender or an Affiliate of a Lender, provided that such Affiliate is an Acceptable Bank and further provided that such transfer would not cause the Company or the Borrowers to incur Increased Costs under Clause 18.1 (Increased Costs).

Notwithstanding the above, no assignment, transfer, sub-participation or subcontracting (including a transfer of Facility Office) in relation to a

Utilisation by a Borrower established in France may be effected to a New Lender incorporated, domiciled or acting through a Facility Office situated in a Non-Cooperative Jurisdiction without prior consent of the Company.

33.2.2

The consent of the Company to an assignment, transfer or sub-participation must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent ten (10) Business Days after the Lender has requested it unless consent is expressly refused by the Company within that time. The Company shall be considered to be reasonable in refusing consent if, inter alia, such transfer would cause the Company or the Borrowers to incur additional costs under the Facility (including pursuant to Clause 18.1 (Increased Costs)).

33.2.3

A transfer will only be effective if (i) the procedure set out in Clause 33.5 (Procedure for transfer) is complied with and (ii) the Agent has performed all “know your customer” or other checks relating to any person that it is required to carry out in relation to such transfer to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

33.2.4	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents, or changes its Facility Office; and

(b)

(i)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment under Clause 17 (Tax gross-up and indemnities) or Clause 18 (Increased Costs) to the New Lender or to the Lender acting through its new Facility Office; or

(ii)

in the case of an assignment or transfer to an Affiliate of the Lender, as a result of circumstances existing at the date of the assignment or transfer or at any time following the assignment or transfer, an Obligor would be obliged to make a payment under Clause 18 (Increased Costs) to the New Lender or to the Lender acting through its new Facility Office, then the New Lender or the Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

33.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of two thousand euro (EUR 2,000).

33.4	Limitation of responsibility of Existing Lenders

33.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

33.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

33.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 33 (Changes to the Lenders); or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

33.5	Procedure for transfer

33.5.1

Subject to the conditions set out in Clause 33.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph 33.5.3 below when the Agent executes an otherwise duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

33.5.2

The Agent shall only be obliged to execute a Transfer Agreement delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry-out in relation to the transfer to such New Lender.

33.5.3	By virtue of the execution of a Transfer Agreement, as from the Transfer Date:

(a)

to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Existing Lender shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards each of the Obligors and the other Finance Parties under the Finance Documents;

(b)	the rights and obligations of the Existing Lender with respect to the Obligors shall be transferred to the New Lender, to the extent provided for in the Transfer Agreement;

(c)

the Agent, the Arrangers, the New Lender and other Lenders shall have the same rights and obligations between themselves as they would have had had the New Lender been an Original Lender with the rights and/or obligations to which it is entitled and subject as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

33.5.4	The Agent shall notify the Company if a Lender has effected a transfer to another Lender or to an Affiliate of a Lender pursuant to Clause 33.2.1 above

33.5.5

The Agent, acting solely for these purposes as an agent of the Borrowers, will maintain (and make available for inspection by the Borrowers and the Lenders upon reasonable prior notice at reasonable times) a register for the recordation of, and will record, the names and addresses of the Lenders and the respective amounts of the Commitments and Loans of each Lender from time to time (the “Register”). Absent manifest error, the entries in the Register shall be conclusive and binding for all purposes and the Borrowers, the Agent, and the Lenders shall, absent manifest error, treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

34.	SECURITY OVER LENDERS’ RIGHTS

In addition to the other rights provided to Lenders under Clause 33 (Changes to the Lenders), each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure its obligations to a federal reserve or central bank or equivalent body (including the SFEF (Société de financement de l’économie française)); and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

35.	PRO RATA INTEREST SETTLEMENT

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 33.5 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 35, have been payable to it on that date, but after deduction of the Accrued Amounts.

36.	CHANGES TO THE OBLIGORS

36.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

36.2	Additional Borrowers

36.2.1

Subject to compliance with the provisions of Clauses 28.3 and 28.4 of Clause 28 (“Know your customer” checks), the Company may request that any of its Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower in relation to the Facility specified in the Accession Letter if:

(a)

in relation to any Subsidiary not incorporated in France, the United Kingdom, the United States of America or any other country of the European Union or the OECD, all the Lenders approve the addition of that Subsidiary;

(b)	the Company delivers to the Agent a duly completed and executed Accession Letter which specifies whether the Subsidiary is to become an Additional Borrower;

(c)	the Company confirms that no Event of Default or Special Early Termination Event is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;

(d)

the Agent has received all of the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent; and

(e)

(in relation to any Subsidiary not incorporated in France, the United Kingdom or the United States) each Lender has notified the Agent that it is satisfied that it will be able, without contravening any applicable law, to participate in Utilisations made by the proposed Additional Borrower.

36.2.2

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent).

36.2.3

If the Additional Borrower is not incorporated or deemed to be resident for tax purposes in France, the United Kingdom or the United States, paragraph 17.2.4(a) shall not apply to payments made by it to a Lender which was not a Qualifying Lender at the time it became an Additional Borrower.

36.3	Additional L/C Borrowers

36.3.1

Subject to compliance with the provisions of Clauses 28.3 and 28.4 of Clause 28 (“Know your customer” checks), the Company may request that any of its Subsidiaries becomes an Additional L/C Borrower. That Subsidiary shall become an Additional Borrower in relation to the Facility specified in the Accession Letter if:

(a)	in relation to any Subsidiary other than Colisee Re (in which case no Lender approval would be required), the Majority Lenders approve the addition of that Subsidiary;

(b)	the Company delivers to the Agent a duly completed and executed Accession Letter which specifies whether the Subsidiary is to become an Additional L/C Borrower;

(c)	the Company confirms that no Event of Default or Special Early Termination Event is continuing or would occur as a result of that Subsidiary becoming an Additional L/C Borrower;

(d)

the Agent has received all of the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent) in relation to that Additional L/C Borrower, each in form and substance satisfactory to the Agent;

(e)

(in relation to any Subsidiary not incorporated in France, the United Kingdom or the United States) each Lender has notified the Agent that it is satisfied that it will be able, without contravening any applicable law, to participate in Utilisations made by the proposed Additional L/C Borrower;

36.3.2

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent)

36.3.3

If the Additional L/C Borrower is not incorporated or deemed to be resident for tax purposes in France, the United Kingdom or the United States, paragraph 17.2.4(a) shall not apply to payments made by it to a Lender which was not a Qualifying Lender at the time it became an Additional L/C Borrower.

36.4	Resignation of a Borrower

36.4.1	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

36.4.2	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(a)	no Event of Default or Special Early Termination Event is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(b)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

36.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

37.	ROLE OF THE AGENT, THE ARRANGERS AND THE SWINGLINE AGENT

37.1	Appointment of the Agent

37.1.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

37.1.2

Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

37.2	Duties of the Agent

37.2.1	The Agent shall promptly forward to a Party the original or a copy of any document other than any Transfer Agreement which is delivered to the Agent for that Party by any other Party.

37.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

37.2.3

If the Agent receives notice from a Party referring to this Agreement, describing an Event of Default or a Special Early Termination Event and stating that the circumstance described is an Event of Default or a Special Early Termination Event, it shall promptly notify the Finance Parties.

37.2.4

If the Agent is aware of the non-payment of any principal, interest, non-utilisation fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

37.2.5	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

37.2.6

The Agent shall provide to the Company within ten (10) Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

37.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

37.4	No fiduciary duties

37.4.1	Nothing in this Agreement constitutes the Agent or the Arrangers as a trustee or fiduciary of any other person.

37.4.2	Neither the Agent nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

37.5	Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

37.6	Rights and discretions of the Agent

37.6.1

Notwithstanding Clauses 37.6.5 below, the Parties agree and acknowledge that in relation to the issuance of the Letters of Credit in accordance with Clause 37.6.5, the Agent shall discharge certain of its duties through its U.S. Affiliate (which must be a “Qualified Bank” as that term is defined in New York Insurance Department Regulation 133, 11 N.Y.C.R.R. pt. 79, as amended from time to time), as specified in the appendix to the relevant Letter of Credit.

37.6.2	The Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

37.6.3	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Event of Default or Special Early Termination Event has occurred (unless it has actual knowledge of an Event of Default arising under Clause 31.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

37.6.4	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

37.6.5	The Agent may act in relation to the Finance Documents through its personnel and agents.

37.6.6	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

37.6.7

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

37.6.8

Without prejudice to the generality of Clause 37.6.6 above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

37.6.9	The Agent may not disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of Clause 15.2 (Market Disruption).

37.7	Majority Lenders’ instructions

37.7.1

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

37.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

37.7.3

The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

37.7.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

37.7.5

The Agent is not authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document, without having first obtained that Lender’s authority to act on its behalf in those proceedings.

37.8	Responsibility for documentation

Neither the Agent nor the Arrangers:

37.8.1

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, an Obligor or any other person given in or in connection with any Finance Document; or

37.8.2

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

37.9	Exclusion of liability

37.9.1

Without limiting paragraph 37.9.2 below and without prejudice to the provisions of Clause 41.5 (Disruption to Payment Systems etc.), the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

37.9.2

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

37.9.3

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

37.9.4

Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or Arranger.

37.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or in the case of any cost, loss or liability pursuant to Clause 41 (Disruption to Payment Systems etc) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

37.11	Resignation of the Agent

37.11.1	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.

37.11.2

Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent, , which shall not be incorporated, domiciled or acting through an office situated in a Non-Cooperative Jurisdiction

37.11.3

The Company may, on no less than 30 days’ prior notice to the Agent, replace the Agent by requiring the Lenders to appoint a replacement Agent if any amount payable under a Finance Document by an Obligor established in France becomes not deductible from that Obligor’s taxable income for French tax purposes by reason of that amount (i) being paid or accrued to an Agent incorporated, domiciled, established or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of that Agent in a financial institution situated in a Non-Cooperative Jurisdiction. In this case, the Agent shall resign and a replacement Agent shall be appointed by the Majority Lenders (after consultation with the Company) within 30 days after notice of replacement was given.

37.11.4

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph 37.11.2 above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent.

37.11.5

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

37.11.6	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

37.11.7

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 37 (Role of the Agent, the Arrangers and the Swingline Agent). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

37.11.8

After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph 37.11.2 above. In this event, the Agent shall resign in accordance with paragraph 37.11.2 above.

37.12	Replacement of the Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving thirty (30) days’ notice to the Agent (or, at any time the Agent is an Impaired

Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (which shall not be incorporated, domiciled or acting through an office situated in a Non-Cooperative Jurisdiction).

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 38 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

37.13	Confidentiality

37.13.1

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

37.13.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

37.14	Relationship with the Lenders

37.14.1

Subject to Clause 35 (Pro rata interest settlement), the Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

37.14.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

37.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

37.15.1	the financial condition, status and nature of each member of the Group;

37.15.2

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

37.15.3

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

37.15.4

the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

37.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

37.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

37.18	Swingline Agent

37.18.1

Each Swingline Lender appoints the Swingline Agent (which shall not be incorporated, domiciled or acting through an office situated in a Non-Cooperative Jurisdiction) to act as its agent in connection with the Swingline Facility, and accordingly to exercise the rights, powers, authorities and discretions specifically given to the Swingline Agent under or in connection with the Finance Documents, together with any other incidental rights, powers, authorities and discretions.

37.18.2

Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Facility A Lender shall (in the proportion its Facility A Commitment bears to the Total Commitments or, if the Total Commitments are then zero, bore to the Total

Commitments immediately prior to their reduction to zero) pay to or indemnify the Swingline Agent, within three (3) Business Days of demand, for or against any cost, loss or liability incurred by the Swingline Agent (other than by reason of the Swingline Agent’s gross negligence or wilful misconduct) in acting as Swingline Agent (unless the Swingline Agent has been reimbursed by an Obligor pursuant to a Finance Document).

37.18.3	This Clause 37 (except Clause 37.10 (Lenders’ indemnity to the Agent)) applies to the Swingline Agent as if each reference to the “Agent” were as a reference to the Swingline Agent.

38.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

38.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

38.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

38.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

39.	SHARING AMONG THE FINANCE PARTIES

39.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 40 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

39.1.1	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

39.1.2

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 40 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

39.1.3

the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 41.5 (Partial payments).

39.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 41.5 (Partial payments).

39.3	Recovering Finance Party’s rights

39.3.1

On a distribution by the Agent under Clause 39.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution which Finance Parties agree that they will in that connection waive the benefit of Article 1252 of the French Code Civil.

39.3.2

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph 39.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

39.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

39.4.1

each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 39.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

39.4.2

that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

39.5	Exceptions

39.5.1

This Clause 39 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

39.5.2

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

40.	PAYMENT MECHANICS

40.1	Payments to the Agent

40.1.1

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

40.1.2

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London), other than a Non-Cooperative Jurisdiction, with such bank as the Agent specifies.

40.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 40.3 (Distributions to an Obligor) and Clause 40.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London) other than a Non-Cooperative Jurisdiction.

40.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 43 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

40.4	Clawback

40.4.1

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

40.4.2

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

40.5	Partial payments

40.5.1

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)

thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement and any amount due but unpaid under Clauses 7.2 (Claims under a Letter of Credit) and 7.3 (Indemnities); and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

40.5.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs 40.5.1(b) to 40.5.1(d) above.

40.5.3	Paragraphs 40.5.1 and 40.5.2 above will override any appropriation made by an Obligor.

40.6	Application to Swingline Agent

Clauses 40.1 (Payments to the Agent), 40.2 (Distributions by the Agent), 40.3 (Distributions to an Obligor) and 40.4 (Clawback) shall apply in relation to payments under the Swingline Facility as if references therein to the Agent were to the Swingline Agent.

40.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

40.8	Business Days

40.8.1

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

40.8.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

40.9	Currency of account

40.9.1	Subject to paragraphs 40.9.2 to 40.9.5 below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

40.9.2	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

40.9.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

40.9.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

40.9.5	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

40.10	Change of currency

40.10.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(b)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

40.10.2

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

41.	DISRUPTION TO PAYMENT SYSTEMS ETC.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

41.1

the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

41.2

the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in Clause 41.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

41.3

the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 41.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

41.4

any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 49 (Amendments and Waivers);

41.5

the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 41; and

41.6	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 41.4 above.

42.	IMPAIRED AGENT

42.1

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 40.1 (Payments to the Agent) may instead either pay that amount directly to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

42.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

42.3

A Party which has made a payment in accordance with this Clause 42 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

42.4

Promptly upon the appointment of a successor Agent in accordance with Clause 38.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 42 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 40.2 (Distributions by the Agent).

43.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

44.	NOTICES

44.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

44.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

44.2.1	in the case of the Company, that identified with its name in the signature pages of this Agreement;

44.2.2

in the case of each Lender or any other Obligor, that identified with its name in the signature pages of this Agreement or notified in writing to the Agent on or prior to the date on which it becomes a Party; and

44.2.3	in the case of the Agent or the Swingline Agent, that identified with its name in the signature pages of this Agreement,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

44.3	Delivery

44.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 44.2 (Addresses), if addressed to that department or officer.

44.3.2

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

44.3.3	All notices from or to an Obligor shall be sent through the Agent.

44.3.4	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

44.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 44.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

44.5	Electronic communication

44.5.1

Any communication to be made between the Agent or the Swingline Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent or the Swingline Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

44.5.2

Any electronic communication made between the Agent or the Swingline Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Swingline Agent only if it is addressed in such a manner as the Agent or the Swingline Agent shall specify for this purpose.

44.5.3	Use of websites

The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(a)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(b)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

44.5.4	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

44.5.5	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under Clause (a) or Clause (e) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

44.5.6

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten (10) Business Days.

44.6	English language

44.6.1	Any notice given under or in connection with any Finance Document must be in English.

44.6.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

45.	COMMUNICATION WHEN AGENT IS IMPAIRED AGENT

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

46.	CALCULATIONS AND CERTIFICATES

46.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

46.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

46.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

For the avoidance of doubt, when stipulated under this Agreement, different rates may be applicable to any interest, commission or fee accruing under a Finance Document for different portions of any given period.

47.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

48.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

49.	AMENDMENTS AND WAIVERS

49.1	Required consents

49.1.1

Subject to Clause 49.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

49.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

49.2	Exceptions

49.2.1	An amendment or waiver that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or an extension of any Commitment ;

(e)	pro rata sharing as between the Lenders;

(f)	a change to the Obligors other than in accordance with Clause 36 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	the nature or scope of the guarantee and indemnity granted under Clause 22 (Guarantee) other than where such amendment or waiver arises from an obligation under law or regulation;

(i)	a change in the currency of any payment to a Lender; or

(j)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 33 (Changes to the Lenders) or this Clause 49 (Amendments and waivers),

shall not be made without the prior consent of all the Lenders.

49.2.2	An amendment or waiver which relates to the rights or obligations of the Agent or the Arrangers may not be effected without the consent of the Agent or the Arrangers.

49.3	Non-consenting Lender

If any Lender does not give its consent to a waiver or amendment which requires the consent of all the Lenders and the Majority Lenders have consented to that waiver or amendment, the Company may require that Lender to transfer all (but not part only) of its Commitment under the Facility to a bank or financial institution designated by the Company which is willing to take the transfer. That Lender will comply with any such requirement by executing and submitting for execution by the bank or financial institution so designated a Transfer Agreement with a proposed Transfer Date corresponding to the date specified by the Company when it designated the transferee, but shall not be obliged to do so if, in its opinion (acting reasonably), that might be prejudicial to it or if it is not satisfied that it will on the Transfer Date receive from the transferee the full amount of its participation in any Loans then outstanding plus interest accrued and unpaid on those Loans as at the Transfer Date and of any amount then payable to it under Clause 7.2 (Claims under a Letter of Credit), and from the Company an amount equal to that of the Break Costs to which it would have been entitled on that date had the Loans outstanding then been repaid together with all other amounts due and owing to the relevant Lender under the Finance Documents.

49.4	Disenfranchisement of Defaulting Lenders

(a)

In ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, any Defaulting Lender’s Commitments will be disregarded.

(b)	For the purposes of this Clause 49.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a) or (b) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

49.5	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten (10) Business Days’ prior written notice to the Agent and such Lender:

(i)

replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 33 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; or

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 33 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender,

to a Lender or Affiliate of a Lender (a “Replacement Lender”) selected by the Company, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than thirty (30) days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

50.	CONFIDENTIALITY

50.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 50.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

50.2	Disclosure of Confidential Information

Any Finance Party may, subject (where applicable) to the provisions of article L.511-33 of the French Code monétaire et financier, disclose:

50.2.1

to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 50.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

50.2.2	to any person:

(a)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(b)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

(c)

appointed by any Finance Party or by a person to whom paragraph 50.2.2(a) or (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph 50.2.2(a) or (b) above;

(e)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 34 (Security over Lenders’ rights);

(g)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(h)	who is a Party;

(i)

referenced in article L.511-33 of the French Code monétaire et financier as a person to whom a Finance Party may disclose Confidential Information (other than any person otherwise described in this paragraph 50.2.2); or

(j)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(i)

in relation to paragraphs (a), (b) and (c) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)

in relation to paragraph 50.2.2(d) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)

in relation to paragraphs 50.2.2(e), (f) and (g) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

50.2.3

to any person appointed by that Finance Party or by a person to whom paragraph 50.2.2(a) or (b) above apply to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph 50.2.3 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

50.2.4

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price sensitive information.

50.3	Disclosure to numbering service providers

50.3.1

Any Finance Party may, subject (where applicable) to the provisions of article L.511-33 of the French Code monétaire et financier, disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(a)	names of Obligors;

(b)	country of domicile of Obligors;

(c)	place of incorporation of Obligors;

(d)	date of this Agreement;

(e)	the names of the Agent and the Arranger;

(f)	date of each amendment and restatement of this Agreement;

(g)	amount of Total Commitments;

(h)	currencies of the Facilities;

(i)	type of Facilities ;

(j)	ranking of Facilities;

(k)	Termination Date for Facilities;

(l)	changes to any of the information previously supplied pursuant to paragraphs (a) to (k) above; and

(m)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

50.3.2

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

50.3.3	The Agent shall notify the Company and the other Finance Parties of:

(a)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(b)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

50.4	Entire agreement

This Clause 50 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

50.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

50.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph 50.2.2(e) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 50.

50.7	Continuing obligations

The obligations in this Clause 50 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

51.	GOVERNING LAW

This Agreement is governed by French law.

52.	ENFORCEMENT - JURISDICTION

52.1

The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

52.2

This Clause 52 (Enforcement - Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

52.3

IN RELATION TO PROCEEDINGS AGAINST A U.S. BORROWER IN ANY COURT OF THE UNITED STATES, EACH U.S. BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

53.	ELECTION OF DOMICILE

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor otherwise domiciled in Paris) irrevocably elects domicile at the Company’s head office in Paris, France for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings referred to above.

54.	U.S.A. PATRIOT ACT

Each Lender hereby notifies each Obligor that pursuant to the requirements of the U.S.A. Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify the Obligor in accordance with the U.S.A. Patriot Act.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART A

THE ORIGINAL FACILITY A LENDERS

Name of Original Facility A Lender	Name of U.S. Affiliate	Facility A Commitment EUR
BNP Paribas	BNP Paribas, New York Branch	270,000,000
Citibank International plc	Citibank N.A.	270,000,000
Crédit Agricole Corporate and Investment Bank	Crédit Agricole Corporate and Investment Bank, New York Branch	270,000,000
HSBC Bank plc, Paris Branch	HSBC Bank USA, NA	270,000,000
Natixis	Natixis New York	270,000,000
The Royal Bank of Scotland plc	RBS Americas, Stamford	270,000,000
Société Générale	Société Générale	270,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd., Paris Branch		170,000,000
Barclays Bank PLC		170,000,000
Banco Bilbao Vizcaya Argentaria, S.A.		170,000,000
Deutsche Bank		170,000,000
Morgan Stanley Bank international Limited		170,000,000
Sumitomo Mitsui Banking Corporation Europe Limited	Sumitomo Mitsui Banking Corporation, New York	170,000,000
Standard Chartered Bank	Standard Chartered Bank	170,000,000
UBS Limited		170,000,000
ANZ Bank (Europe) Limited		125,000,000
CommBank Europe Limited		125,000,000
Credit Suisse International		125,000,000
Royal Bank Of Canada Europe Limited		125,000,000
State Street Bank - GmbH		125,000,000
Unicredit		125,000,000

Total:		4,000,000,000

PART B

THE ORIGINAL SWINGLINE LENDERS

Name of Original Swingline Lender	Name of US Affliate	Swingline Commitment U.S.$
BNP Paribas, New York Branch	BNP Paribas, New York Branch	41,538,461.56
Citibank International plc	Citibank N.A.	41,538,461.54
Crédit Agricole Corporate and Investment Bank	Crédit Agricole Corporate and Investment Bank, New York Branch	41,538,461.54
HSBC Bank USA, NA		41,538,461.54
Natixis	Natixis New York	41,538,461.54
The Royal Bank of Scotland plc	RBS Americas, Stamford	41,538,461.54
Société Générale	Société Générale	41,538,461.54
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch		26,153,846.15
Barclays Bank PLC		26,153,846.15
Banco Bilbao Vizcaya Argentaria, S.A.		26,153,846.15
Deutsche Bank Luxembourg S.A.		26,153,846.15
Morgan Stanley Bank International Limited		26,153,846.15
Sumitomo Mitsui Banking Corporation Europe Limited		26,153,846.15
Standard Chartered Bank	Standard Chartered Bank	26,153,846.15
UBS Loan Finance LLC		26,153,846.15

Total:		500,000,000

PART C

THE ORIGINAL L/C LENDERS

Name of Original L/C Lender	Name of U.S. Affiliate	L/C Commitment U.S.$
BNP Paribas	BNP Paribas, New York Branch	83,076,923.04
Citibank International N.A.	Citibank N.A.	83,076,923.08
Crédit Agricole Corporation and Investment Bank	Crédit Agricole Corporate and Investment Bank, New York Branch	83,076,923.08
HSBC Bank plc, Paris Branch	HSBC Bank USA, NA	83,076,923.08
Natixis	Natixis New York	83,076,923.08
The Royal Bank of Scotland plc	RBS Americas, Stamford	83,076,923.08
Société Générale	Société Générale	83,076,923.08
The Bank of Tokyo-Mitsubishi UFJ, Ltd., Paris Branch		52,307,692.31
Barclays Bank PLC (through its New York Branch)		52,307,692.31
Banco Bilbao Vizcaya Argentaria, S.A.		52,307,692.31
Deutsche Bank Luxembourg S.A.	Deutsche Bank AG, New York Branch	52,307,692.31
Morgan Stanley Bank International Limited		52,307,692.31
Sumitomo Mitsui Banking Corporation Europe Limited		52,307,692.31
Standard Chartered Bank	Standard Chartered Bank	52,307,692.31
UBS AG, Stamford Branch		52,307,692.31

Total:		1,000,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART A

CONDITIONS PRECEDENT TO SIGNING DATE

1.	Obligors

(a)	A copy of the constitutive documents of each Obligor.

(b)	A certified copy of a resolution of the board of directors of each Obligor:

(i)

approving the terms of, and the transactions contemplated by, the Finance Documents (including the terms of the Guarantee) to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A certified copy of a resolution of the Conseil d’Administration of AXA approving the terms of the Guarantee granted by it, and authorising a specified person or persons, on its behalf, to execute it.

(d)	A specimen of the signature of each person authorised by the resolutions referred to in paragraphs (b) and (c) above.

(e)	Extrait K-bis, certificate of good standing, or equivalent for each of the Obligors.

(f)	The TEG Letter executed by the Company.

(g)

A copy (certified in the case of AXA Bermuda) of the most recent financial statements of each of the Obligors (other than those of AXA, which are contained in AXA’s Document de Référence lodged with the Autorité des Marchés Financiers (AMF) for the year ended 31 December 2010) and 10K for AXA Financial.

(h)	A copy of AXA’s Document de Référence lodged with the Autorité des Marchés Financiers (AMF) for the year ended 31 December 2010.

(i)

Irrevocable notice of prepayment and cancellation in full at the date of this Agreement (to the extent the waiver request has been accepted) of Facility A of the EUR 3,500,000,000 and USD 1,000,000,000 credit agreement dated 9 July 2004 (as amended and restated thereafter) between, amongst others, AXA, AXA Financial and AXA Bermuda as borrowers, AXA as guarantor, Citibank International plc as agent and Citibank N.A. as swingline agent.

(j)	Evidence that all fees then due under this Agreement have been duly paid.

2.	Legal opinions

(a)	A legal opinion provided by the General Counsel of AXA Financial as to capacity and authorisation, in a form reasonably satisfactory to the Agent.

(b)	A legal opinion provided by Linklaters LLP, acting as counsel to AXA under French law, as to capacity and authorisation in a form reasonably satisfactory to the Agent.

(c)	A legal opinion provided by Clifford Chance, acting as counsel to the Lenders under French and U.S. law.

(d)

A legal opinion provided by Conyers, Dill & Pearman as to legal validity and enforceability of obligations and capacity and authorisation under Bermuda law, in a form reasonably satisfactory to the Agent.

PART B

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN

ADDITIONAL BORROWER OR ADDITIONAL L/C BORROWER

1.	An Accession Letter, duly executed by the Additional Borrower or the Additional L/C Borrower and the Company.

2.	A copy of the constitutional documents of the Additional Borrower or Additional L/C Borrower.

3.	A copy of a resolution of the board of directors of the Additional Borrower or the Additional L/C Borrower:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower or an Additional L/C Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	Extrait K-bis, certificate of good standing, or equivalent for each Additional Borrower or each Additional L/C Borrower, not more than two weeks old.

6.	If incorporated in France, a duly executed copy of a TEG Letter for each Additional Borrower or each Additional L/C Borrower.

7.

A certificate (signed by a director) of the Additional Borrower or the Additional L/C Borrower confirming that making the maximum amount of Utilisations to which it would be entitled under this Agreement would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

8.

A certificate of an authorised signatory of the Additional Borrower or the Additional L/C Borrower certifying that each copy document listed in this Part B of Schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers reasonably to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10.	If available, the latest audited financial statements of the Additional Borrower or the Additional L/C Borrower.

11.	A legal opinion of the legal advisers to the Arrangers and the Agent in the jurisdiction in which the Additional Borrower is incorporated.

SCHEDULE 3

REQUESTS

PART A

UTILISATION REQUEST

LOANS

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

AXA - €4,000,000,000 Credit Agreement dated 13 July 2011 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Facility A

Currency of Loan:	[—]

Amount:	[—] or, if less, the Available Facility

Interest Period:	[—]]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of relevant Borrower]

PART B

UTILISATION REQUEST

LETTERS OF CREDIT

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

AXA - €4,000,000,000 Credit Agreement dated 13 July 2011 (the “Agreement”)

1.	We wish to arrange for a Letter of Credit to be issued on the following terms:

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Facility A

Amount:	U.S. dollars [—] (USD [—]) or, if less, the Available Facility

Beneficiary:	[—]

Country of beneficiary:	[—]

Term or Expiry Date:	[—]

Borrower reference L/C	[—]

2.

We confirm that each condition specified in Clause 6.2 (Issue of Letters of Credit) of the Agreement is satisfied on the date of this Utilisation Request, and that issue of the Letter of Credit is requested to collateralise the reinsurance risk underwriting business of the AXA Group as required by Clause 6.2.2(j) of the Agreement.

3.	We attach a copy of the proposed Letter of Credit.

4.	This Utilisation Request is irrevocable.

Delivery Instructions:

[specify delivery instructions]

Yours faithfully

authorised signatory for

[name of relevant Borrower]

PART C

UTILISATION REQUEST

SWINGLINE LOAN

From:	[Borrower]

To:	[Swingline Agent with a copy to the Agent]

Dated:

Dear Sirs

AXA - €4,000,000,000 Credit Agreement dated 13 July 2011 (the “Agreement”)

1.	We wish to borrow a Swingline Loan on the following terms:

Proposed Utilisation Date:	[—] (or, if that is not a New York Business Day, the next New York Business Day)

Facility to be utilised:	Swingline Facility

Amount:	U.S. dollars [—] (USD [—]) or, if less, the Available Swingline Facility

Interest Period:	[—]

2.	We confirm that each condition specified in Clause 8 (Utilisation - Swingline Loans) of the Agreement is satisfied on the date of this Utilisation Request.

3.	The proceeds of this Swingline Loan should be credited to [account].

4.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of relevant Borrower]

SCHEDULE 4

MANDATORY COST FORMULAE

1.

The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.

The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

(b)	in relation to a Loan in any currency other than sterling:

Where:

A

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B

is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph 13.3.1 of Clause 13.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E

is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in sterling per one million sterling (£1,000,000).

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)

“Fees Rules” means the rules on periodic fees contained in the FSA Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. five per cent (5%) will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in sterling per one million sterling (£1,000,000) of the Tariff Base of that Reference Bank.

8.

Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

(c)	Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.

The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.

The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.

The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.

Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.

The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER AGREEMENT

This Transfer Agreement is made on [—]

Between:

(1)	[—] (the “Existing Lender”); and

(2)	[—] (the “New Lender”)

Whereas:

(A)

The Existing Lender has entered into a facility agreement dated 13 July 2011 (as amended and restated from time to time) between (inter alios) AXA, the other Original Borrowers, certain financial institutions and HSBC France acting as Agent of the Lenders (the “Credit Agreement”).

(B)	[The Additional Borrowers listed in Schedule 1 attached to this Transfer Agreement have become “Additional Borrowers” in accordance with Clause 36.2 of the Credit Agreement (Additional Borrowers).]

(C)

The Existing Lender wishes to transfer and the New Lender wishes to acquire [all] [the part specified in Schedule 2 of this Transfer Agreement] of the Existing Lender’s Commitment, rights and obligations referred to in Schedule 2 to this Transfer Agreement.

(D)	Terms defined in the Credit Agreement have the same meaning when used in this Transfer Agreement.

It is agreed as follows:

1.

The Existing Lender and the New Lender agree to the transfer (cession) of [all] [the part specified in Schedule 2 of this Transfer Agreement] of the Existing Lender’s Commitment, rights and obligations referred to in Schedule 2 to this Transfer Agreement in accordance with Clause 33.5 of the Credit Agreement (Procedure for transfer).[1]

2.	The proposed Transfer Date is [—]

3.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 44.2 (Addresses) are set out in Schedule 2 of this Transfer Agreement.

4.	The New Lender acknowledges the limitations on the Existing Lender’s liabilities set out in paragraph 33.4.3 of Clause 33.4 (Limitation of responsibility of Existing Lenders) of the Credit Agreement.

[1]

The New Lender may, in the case of a transfer of rights by the Existing Lender under this Transfer Agreement, if it considers it necessary to make the transfer effective as against third parties, arrange for it to be notified by way of signification to the Obligors in accordance with article 1690 of the French Code Civil.

5.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender],[2]

and that it is [not]3 incorporated, domiciled or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

6.	The New Lender confirms to the other Finance Parties represented by the Agent that it will assume the same obligations to those Parties as it would have been under if it was an Original Lender

7.	This Transfer Agreement is governed by French law. The Tribunal of Commerce of Paris shall have jurisdiction in relation to any dispute concerning it.

SCHEDULE 1

Name of Additional Borrowers

SCHEDULE 2

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Agreement is accepted by the Agent and the Transfer Date is confirmed as [—].

[Agent]

By:

[2]	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.
[3]	Delete as applicable - each New Lender is required to confirm whether it falls within one of these categories or not.

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	[—] as Agent

From:	[Subsidiary] and [Company]

Dated:

Dear Sirs

AXA – €4,000,000,000 Credit Agreement dated 13 July 2011 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.

[Subsidiary] agrees to become an [Additional Borrower]/[Additional L/C Borrower] and to be bound by the terms of the Agreement as [Additional Borrower]/[Additional L/C Borrower] pursuant to Clause [36.2 (Additional Borrowers)]/[36.3 (Additional L/C Borrowers)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	The Company confirms that no Event of Default or Special Early Termination Event is continuing or would occur as a result of [Subsidiary] becoming an [Additional Borrower]/[Additional L/C Borrower].

4.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

5.	This Accession Letter is governed by French law.

[Company]	[Subsidiary]

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	[—] as Agent

From:	[resigning Obligor] and [Company]

Dated:

Dear Sirs

AXA – €4,000,000,000 Credit Agreement dated 13 July 2011 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 36.4 (Resignation of a Borrower)]), we request that [resigning Borrower] be released from its obligations as a Borrower under the Agreement.

3.	The Company confirms that no Event of Default or Special Early Termination Event is continuing or would result from the acceptance of this request.

4.	This Resignation Letter is governed by French law.

[Company]	[Subsidiary]

By:	By:

SCHEDULE 8

FORM OF CONFIDENTIALITY UNDERTAKING

LMA CONFIDENTIALITY LETTER

To:

[insert name of New Lender]

Re:

Facility:	€4,000,000,000 Credit Agreement dated 13 July 2011

Borrower:	AXA

Bookrunner-Mandated Lead Arrangers: BNP Paribas, Crédit Agricole Corporation and Investment Bank, Citigroup Global Markets Limited, HSBC France, Natixis, Société Générale Corporate & Investment Banking and The Royal Bank of Scotland plc.

Dear Sirs,

We understand that you are considering participating in the [Facility A/Facility] as New Lender. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake:

(a)

to keep the Confidential Information strictly confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)

to keep strictly confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;

(c)	to use the Confidential Information only for the Permitted Purpose;

(d)

to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

2.	Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group provided that these professional advisors and auditors agree to comply with the provisions of this letter as if they were also a party to it;

(b)

(i) where required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)	with the prior written consent of us and the Borrower.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us as soon as possible of the full circumstances of any disclosure under paragraph 2(a) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facility or (b) twenty four months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation

You acknowledge and agree that neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or

(ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information.

7.	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group. For the avoidance of doubt, this paragraph 9 would be considered as stipulation pour autrui as defined in article 1121 of the French Civil Code.

10.	Third party rights (“stipulation pour autrui”)

(a)	Subject to paragraph 6 and paragraph 9, the terms of this letter may be enforced and relied upon only by you and us.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of France and the parties submit to the non-exclusive jurisdiction of the French courts.

12.	Definitions

In this letter (including the acknowledgement set out below):

“Confidential Information” means any information relating to the Borrower, the Group, and the Facility including, without limitation, the information memorandum, provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies;

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies; and

“Permitted Purpose” means considering and evaluating whether to enter into the Facility.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully,

To: The Agent

We acknowledge and agree to the above:

[date]

For and on behalf of

[New Lender]

SCHEDULE 9

TIMETABLES

PART A

FACILITY A LOANS

	Loans in euro (Brussels time)	Loans in sterling (London time)	Loans in other currencies (London time)

Approval as an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies))	—	—	U - 4

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	U - 4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U – 3 11:00 a.m.	U – 1 10:00 a.m.	U – 3 10:00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation)	—	U – 1 11:00 a.m.	U – 3 11:00 a.m.

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U – 3 3:00 p.m.	U – 1 3:00 p.m.	U – 3 3:00 p.m.

Agent receives a notification from a Lender under Clause 10.2 (Unavailability of a currency)	—	U 9:30 a.m.	U – 2 9:30 a.m.

Agent gives notice in accordance with Clause 10.2 (Unavailability of a currency)	—	U 10:30 a.m.	U – 2 10:30 a.m.

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. in respect of EURIBOR	Quotation Day as of 11:00 a.m. in respect of LIBOR	Quotation Day as of 11:00 a.m.

“U”= date of Utilisation

“U - X” = X Business Days prior to Utilisation Date.

PART B

LETTERS OF CREDIT

Delivery of a duly completed Utilisation Request (Clause 6.2 (Issue of Letters of Credit))	U-5 10:00 a.m. (London time)

Agent notifies the Lenders of the Letter of Credit in accordance with Clause 6.2 (Issue of Letters of Credit)	U-3 Noon (12:00 p.m.) (London time)

“U”: date of Utilisation

“U-X”: X Business Days prior to Utilisation Date.

PART C

SWINGLINE

Delivery of a duly completed Utilisation Request (Clause 8.2 (Delivery of a Utilisation Request for Swingline Loans))	U: 11:00 a.m. (New York time)

Swingline Agent notifies each Swingline Lender of the amount of its participation in the Swingline Loan under Clause 8.4 (Swingline Lenders’ participation)	U: Noon (12:00 p.m.) (New York time)

Swingline Agent determines Federal Funds Rate under Clause 9.3 (Interest)	U: 1:00 p.m. (New York time)

U: date of Utilisation

SCHEDULE 10

FORMS OF LETTER OF CREDIT

FOR INTERNAL IDENTIFICATION PURPOSES ONLY Our N° [ ] Applicant: [ ] Issue Date: [ ]

Irrevocable Letter of Credit N° [ ] Beneficiary: [ ] Attention: [ ]

To: [—]

Dear Sirs

Ladies and Gentlemen:

We, the Banks, whose names are set out in Appendix 1 (the “Issuing Banks”, and each an “Issuing Bank”), hereby establish this irrevocable Letter of Credit in favour of the aforesaid addressee (“Beneficiary”) for drawings up to United States Dollars [—] US$ [—], effective immediately. This Letter of Credit is issued by [—]4 for and on behalf of the Issuing Banks and is presentable and payable at [—]5 (“Agent”) for the amounts specified in any sight draft drawn hereunder, which amounts shall not, when aggregated with all other amounts paid by the Issuing Banks to the Beneficiary under this Letter of Credit, exceed the amount specified above, and expires with our close of business on [—] (the “Expiration Date”). [With respect to the following Issuing Bank(s), this Letter of Credit is hereby confirmed by the Agent and the Agent is formally designated as our agent for the receipt and payment of drafts under the Letter of Credit: [—]6]7

[4]	Must be filled in with the names of a “qualified bank” within the meaning of New York Insurance Department Regulation 133, 11 N.Y.C.R.R. pt. 79, as amended from time to time, with a US Location.
[5]

Must be filled in with the names of a “qualified bank” within the meaning of New York Insurance Department Regulation 133, 11 N.Y.C.R.R. pt. 79, as amended from time to time, with a US Location. The Agent must be one of the Issuing Banks.

The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator.

We hereby undertake to promptly honour your sight draft(s) drawn on the Agent, indicating its Letter of Credit number [    ], for all or any part of this Letter of Credit upon presentation to the Agent at [—]8 on or before the expiration date or any automatically extended expiration date. Each Issuing Bank makes this undertaking for an amount not to exceed the aggregate amount available under this Letter of Credit multiplied by such Issuing Bank’s percentage obligation as set forth in Appendix 1. Payment by the Agent hereunder shall be made upon receipt of funds, transferred by the Issuing Bank to the Agent, in respect of this undertaking to the Beneficiary’s account specified in the sight draft.

Except as expressly stated herein, this undertaking is not subject to any agreement, condition or qualification. The obligation of the Issuing Banks under this Letter of Credit is the individual obligation of each Issuing Bank and is in no way contingent upon reimbursement with respect thereto.

It is a condition of this Letter of Credit that the Expiration Date shall be deemed to be automatically extended, without amendment, for one year from the Expiration Date hereof, or any future Expiration Date, unless ninety (90) days prior to any such Expiration Date, we notify you by registered mail or by overnight courier, addressed to [    ], that we elect not to consider this Letter of Credit extended for any such additional period.

This Letter of Credit is subject to and governed by the Laws of the State of New York and the 2007 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication N° 600) and, in the event of any conflict, the Laws of the State of New York will control. If this Letter of Credit expires during any interruption of business as described in Article 36 of said Publication 600, the Issuing Bank hereby specifically agrees to effect payment if this Letter of Credit is drawn against, in accordance with the terms and conditions of such Letter of Credit, within thirty (30) days after resumption of our business.

The form of this Letter of Credit and the qualification of the Issuing Bank or confirming bank complies with New York Insurance Department Reg 133 (11 N.Y.C.R.R. Part 79), as the same may be amended from time to time. In compliance with Reg 133, this Letter of Credit is issued, presentable and payable at the physical location in the U.S. of a Qualified Bank.

The Agent has signed this Letter of Credit as agent for disclosed principals and accordingly shall be under no obligation to the Beneficiary except to the extent of its obligation as the Agent hereunder.

[6]	Insert the names of the Issuing Banks that are not a “qualified bank” within the meaning of New York Insurance Department Regulation 133, 11 N.Y.C.R.R. Part 79, as amended from time to time.
[7]	To be inserted in case any Issuing Bank is not a “qualified bank” within the meaning of New York Insurance Department Regulation 133, 11 N.Y.C.R.R. pt. 79, as amended from time to time.
[8]	Must be filled in with the names of a “qualified bank” within the meaning of New York Insurance Department Regulation 133, 11 N.Y.C.R.R. pt. 79, as amended from time to time, with a US Location.

Very truly yours

HSBC Bank USA, NA

as Agent

for and on behalf of

The Issuing Banks (as per attached Appendix 1)

APPENDIX 1

Issuing Banks’ L/C Proportions

Name and Address of Issuing Bank	Percentage Obligation

Total value:

APPENDIX 2

Form of Demand (U.S. dollars)

[on Beneficiary’s letterhead]

Dear Sir/Madam

[Beneficiary]

LETTER OF CREDIT NO.

With reference to the above, we hereby claim payment of [—] U.S. dollars (USD [—]) the amount of which should be paid to the following account:

[—]

SCHEDULE 10A

CONFIRMATION

[ISSUE DATE]

TO: [Beneficiary]

We hereby confirm the enclosed irrevocable Letter of Credit number [—]9 and amendments thereto, if any, issued in favour of the aforesaid addressee (“Beneficiary”) by [—]10 for drawings up to United States Dollars $ [—] effective immediately. This confirmation is issued, presentable and payable at our office at (confirming bank’s address)11 and expires with our close of business on [—]12 (the “Expiration Date”).

The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator.

We hereby undertake to promptly honour your sight draft(s) drawn as specified in the Letter of Credit and presented at our office specified in paragraph one on or before the Expiration Date.

Except as expressly stated herein, this undertaking is not subject to any agreement, condition or qualification. The obligation of [—]13 under this Confirmation is the individual obligation of [—]14, and is in no way contingent upon reimbursement with respect thereto.

It is a condition of this Confirmation that it is deemed to be automatically extended, without amendment, for one year from the Expiration Date hereof, or any future Expiration Date, unless ninety (90) days prior to any such Expiration Date, we shall notify you by registered mail or by overnight courier that we elect not to consider this Confirmation renewed for any such additional period.

This Confirmation is subject to and governed by the Laws of the State of New York and the 2007 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication N° 600) and, in the event of any conflict, the Laws of the State of New York will control.

Very truly yours,

[—]15

[9]	Number to be the same number of the associated Form of Letter of Credit set forth in Schedule 10.
[10]

Must be filled in with the name of the Issuing Bank that is not a “qualified bank” within the meaning of New York Insurance Department Regulation 133, 11 N.Y.C.R.R. pt. 79, as amended from time to time.

[11]	The “confirming bank” in this Confirmation shall be the “Agent” under the associated Form of Letter of Credit set forth in Schedule 10 and the address must be a US location of the “Agent”.
[12]	Date to the same date as the “Expiration Date” set forth in the associated Form of Letter of Credit set forth in Schedule 10.
[13]	Must be filled in with the name of the “confirming bank”.
[14]	Must be filled in with the name of the “confirming bank”.
[15]	Must be filled in with the name of the “confirming bank”.

SCHEDULE 11

U.S. BORROWER REPRESENTATIONS AND WARRANTIES

1.	Representations

1.1	ERISA Plans

(a)	There are no Multiemployer Plans.

(b)

Each Employee Plan and any related trust intended to qualify under Code Section 401 or 501 has been determined by the IRS to be so qualified and to the best knowledge of the U.S. Borrower nothing has occurred which would reasonably be expected to cause the loss of such qualification.

(c)

None of the U.S. Borrower, or any of its subsidiaries, with respect to any Employee Plan, has failed to make any contribution or pay any amount due as required by Section 412 of the Code or Section 302 of ERISA or the terms of any such plan, and all required contributions and benefits have been paid in accordance with the provisions of each such plan except to the extent it would not have or would not be reasonably expected to have a Material Adverse Effect.

(d)

There are no pending or, to the knowledge of the U.S. Borrower, threatened claims, actions or proceedings (other than claims for benefits in the normal course), relating to any Employee Plan other than those that in the aggregate, if adversely determined, would have no Material Adverse Effect.

(e)	There exists no Unfunded Pension Liability with respect to any Employee Plan, except as would not have a Material Adverse Effect.

(f)

No ERISA Event has occurred, and there has been no breach of paragraph 1.2 (Compliance with ERISA) of Schedule 13 (U.S. Borrower General Undertakings), as a result of which the liability of a U.S. Borrower or subsidiaries of a U.S. Borrower which are ERISA Affiliates (either individually or in the aggregate) related to such ERISA Event or breaches, individually or when aggregated with all other ERISA Events and all such breaches, would have or would be reasonably expected to have a Material Adverse Effect.

1.2	Federal Reserve Regulations

(a)

No U.S. Borrower is engaged nor will it engage principally, or as one of its important activities, in the business of owning or extending credit for the purpose of “buying” or “carrying” any Margin Stock.

(b)

None of the proceeds of the Loans or other extensions of credit under this Agreement will be used by AXA Financial or its Subsidiaries, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

(c)

No U.S. Borrower or any agent acting on its behalf has taken or will take any action which might cause the Finance Documents to violate any regulation of the Board of Governors of the Federal Reserve System of the United States.

1.3	Investment Companies

No U.S. Borrower is an “investment company” as such term is defined in the Investment Company Act of 1940 of the United States (the “1940 Act”) or otherwise subject to regulation under the 1940 Act, or any other United States federal or state statute or regulation restricting or limiting its ability to incur indebtedness.

SCHEDULE 12

U.S. BORROWER INFORMATION UNDERTAKINGS

Information Undertakings

ERISA-Related Information

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)

promptly and in any event within 30 days after the U.S. Borrower or any of its subsidiaries knows or has reason to know that any ERISA Event has occurred or that an Unfunded Pension Liability that would reasonably be expected to have a Material Adverse Effect exists, a written statement of the chief financial officer or other appropriate officer of the U.S. Borrower describing such ERISA Event or waiver request and the action, if any, which the U.S. Borrower or its subsidiaries propose to take with respect thereto and a copy of any notice filed by or with the PBGC or the IRS pertaining thereto;

(b)

promptly and in any event within 10 days after receipt thereof, a copy of any adverse notice, determination letter, ruling or opinion the U.S. Borrower or any of its subsidiaries receives from the PBGC, DOL or IRS with respect to any Employee Plan, other than those which, in the aggregate, do not have any reasonable likelihood of resulting in a Material Adverse Effect.

SCHEDULE 13

U.S. BORROWER GENERAL UNDERTAKINGS

1.	General Undertakings

1.1	Federal Reserve Regulations

Each U.S. Borrower will use the Facilities without violating Regulations T, U and X.

1.2	Compliance with ERISA

No U.S. Borrower shall:

(a)

allow, or permit any of its subsidiaries which are ERISA Affiliates to allow, (i) any Employee Plan with respect to which any U.S. Borrower or any of its subsidiaries which are ERISA Affiliates may have any liability to terminate, (ii) any U.S. Borrower or any of its subsidiaries which are ERISA Affiliates to withdraw from any Employee Plan or Multiemployer Plan, (iii) any ERISA Event to occur with respect to any Employee Plan or (iv) any failure to meet the Minimum Funding Standard (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any of its Employee Plans, to the extent that any of the events described in (i), (ii), (iii) or (iv), singly or in the aggregate, could have a Material Adverse Effect;

(b)

allow, or permit any of its subsidiaries which are ERISA Affiliates to allow, (i) an aggregate amount of Unfunded Pension Liability among all Employee Plans (taking into account only Employee Plans with positive Unfunded Pension Liability) or (ii) any potential withdrawal liability under Section 4201 of ERISA, if the Company or its subsidiaries which are ERISA Affiliates were to completely or partially withdraw from all Multiemployer Plans; to the extent that any of the events described in (i) or (ii) could have a Material Adverse Effect; or

(c)

fail, or permit any of its subsidiaries which are ERISA Affiliates to fail, to comply in any material respect with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

1.3	Compliance with U.S. Regulations

No U.S. Borrower shall become an “investment company,” or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the 1940 Act. Neither the making of any Loan, or the application of the proceeds or repayment of any Loan by any U.S. Borrower nor the consummation of the other transactions contemplated by this Agreement will violate any provision of the 1940 Act or any rule, regulation or order of the SEC under the 1940 Act. No U.S. Borrower will directly or indirectly lend, or otherwise make available, any portion of the proceeds of any Loan to any person who is an “investment company” (as that term is defined in the 1940 Act) that is subject to regulation under the 1940 Act.

SIGNED ON 13 JULY 2011 IN PARIS IN 25 ORIGINALS

THE GUARANTOR

AXA

/s/ Laurent Abensour

By:	Laurent Abensour

Address:	21 avenue Matignon75008 Paris
Tel:	+33 1 40 75 57 84

Contact:	laurent.abensour@axa.com

THE BORROWERS

AXA

/s/ Laurent Abensour

By:	Laurent Abensour

Address:	21 avenue Matignon75008 Paris
Tel:	+33 1 40 75 57 84

Contact:	laurent.abensour@axa.com

AXA FINANCIAL, INC.

/s/ Laurent Abensour

By:	Laurent Abensour

Address:	21 avenue Matignon75008 Paris
Tel:	+33 1 40 75 57 84

Contact:	laurent.abensour@axa.com

AXA FINANCIAL (BERMUDA) LTD

/s/ Laurent Abensour

By:	Laurent Abensour

Address:	21 avenue Matignon75008 Paris
Tel:	+33 1 40 75 57 84

Contact:	laurent.abensour@axa.com

THE AGENT

HSBC FRANCE

/s/ Charles-Henri Hayaud

By:	Mr Charles-Henri Hayaud

Address:	HSBC France, 109, avenue des Champs-Elysées, 75419 Paris Cedex 08

Tel:	+33 1 40 70 33 75

Contact:	charles-henri.hayaud@hsbc.fr

THE SWINGLINE AGENT

HSBC BANK USA, NA

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	452 Fifth Avenue, NY 10018

Tel:	716 841 6216 / 716 841 4178

Contact:	us.cmb.agency.5@us.hsbc.com

THE BOOKRUNNER-MANDATED LEAD ARRANGERS

BNP PARIBAS

/s/ Emmanuel Gendreau		/s/ Cécile Toulemonde

By:	Emmanuel Gendreau	By:	Cécile Toulemonde

Address:	37, place du marché Saint Honoré, France

Tel:	+ 33 1 43 16 86 28 / + 33 1 55 77 42 79

Contact:	emmanuel.gendreau@bnpparibas.com / ariane.ampelas@bnpparibas.com

CITIGROUP GLOBAL MARKETS LIMITED

/s/ Gavin Westmoreland

By:	Gavin Westmoreland

Address:	Citigroup Centre, Canary Wharf, London E14 5LB, UK

Tel:	+33 1 7075 5223

Contact:	gavin.westmoreland@citi.com

CRÉDIT AGRICOLE CORPORATION AND INVESTMENT BANK

/s/ Olivier Aubertin		/s/ Nicolas Penhouët

By:	Olivier Aubertin	By:	Nicolas Penhouët

Address:	9 quai du Président Paul Doumer, 92920 Paris La Défense Cedex, France

Tel:	+33 1 41 89 02 47 / +33 1 41 89 87 49

Contact:	olivier.aubertin@ca-cib.com / Nicolas.penhouet@ca-cib.com

HSBC FRANCE

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	HSBC France, 109, avenue des Champs-Elysées, 75419 Paris Cedex 08

Tel:	+33 1 40 70 73 45 / +33 1 40 70 81 66

Contact:	philippe.gonand@hsbc.fr / edward.archer@hsbc.fr

NATIXIS

/s/ Guillaume Camous		/s/ Joel Leroy

By:	Guillaume Camous	By:	Joel Leroy

Address:	47 Quai D’austerlitz 75013 Paris

Tel:	+33 1 58 32 56 37 / +33 1 58 19 34 06

Contact:	guillaume.camous@natixis.com / joel.leroy@natixis.com

SOCIETE GENERALE CORPORATE & INVESTMENT BANKING

/s/ Christophe Le Ridant

By:	Christophe Le Ridant

Address:	Tour Société Générale, 17, cours Valmy, 92987 Paris La Défense Cedex

Tel:	+33 1 42 13 48 36

Contact:	christophe.le-ridant@sgcib.com

THE ROYAL BANK OF SCOTLAND PLC.

/s/ Jérôme Frizé

By:	Jérôme Frizé

Address:	RBS 94 Boulevard Haussmann 75008 Paris

Tel:	+33 1 55 30 84 52

Contact:	jerome.frize@rbs.com

THE MANDATED LEAD ARRANGERS THE BANK OF TOKYO-MITSUBISHI UFJ LTD.

/s/ Geneviève Besson

By:	Geneviève Besson

Address:	Ropemaker Place 25 Ropemaker Street London EC2Y 9AN

Tel:	+33 1 44 77 48 26

Contact:	genevieve.besson@fr.mufg.jp

BARCLAYS CAPITAL

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	1 Churchill Place, London E14 5HP

Tel:	+44 (0) 20 7773 0226

Contact:	Emma.Jones2@barclayscapital.com

BANCO BILBAO VIZCAYA ARGENTARIA S.A.

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	4 Plaza, San Nicolas, Bilbao, Spain

Tel:	+34 91 374 7839

Contact:	mrubio@grupobbva.com

DEUTSCHE BANK AG, LONDON BRANCH

/s/ Geoffroy De-Bretagne

By:	Geoffroy De-Bretagne

Address:	2, boulevard Konrad-Adenauer, L-1115 Luxembourg

Tel:	+352 42122 281 / +352 42122 637

Contact:	nigel.hibberd@db.com / markus.lewalski@db.com

MORGAN STANLEY BANK INTERNATIONAL LIMITED

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	25 Cabot Square, Canary Wharf London E14 4QA

Tel:	+44 207 677 6500 / 5263

Contact:	gla.loandocs@morganstanley.com

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

/s/ Gilles Mouterde		/s/ Dominique Collin

By:	Gilles Mouterde	By:	Dominique Collin

Address:	20 Rue de la Ville l’Evêque, 75008 Paris

Tel:	+33 1 44 71 40 20 / +33 1 44 71 40 06

Contact:	gilles_mouterde@fr.smbcgroup.com / dominique_collin@fr.smbcgroup.com

STANDARD CHARTERED BANK

/s/ Lionel Vaxelaire

By:	Lionel Vaxelaire

Address:	1 Aldermanbury Square EC2V 7SB London United Kingdom

Tel:	+44 207 885 7551

Contact:	lionel.vaxelaire@sc.com

UBS LIMITED

/s/ Jean-Francois Brunet

By:	Jean-Francois Brunet

Address:	69 Boulevard Haussmann, 75008 Paris

Tel:	+33 1 48 88 33 91

Contact:	jean-francois.brunet@ubs.com

THE ARRANGERS

ANZ BANK (EUROPE) LIMITED

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	40 Bank Street, Canary Wharf, London E14 5EJ,

Tel:	+44 203229 2161 / 2154

Contact:	Grahame.Pilcher@ANZ.com / Leon.Dreyer@ANZ.com

COMMBANK EUROPE LIMITED

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	Strand Tower, Level 3, 31 The Strand, Sliema, SLM1022 Malta

Tel:	+356 2132 0812

Contact:	Mathew.cassin@cbamalta.com

CREDIT SUISSE INTERNATIONAL

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	One Cabot Square London E14 4QJ,

Tel:	+44 (0)20 7883 8879 / +44 (0) 207 888 5805

Contact:	garrett.lynskey@credit-suisse.com / david.anthony@credit-suisse.com

ROYAL BANK OF CANADA EUROPE LIMITED

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	71 Queen Victoria Street London EC4V 4DE

Tel:	+44 20 7653-4363

Contact:	philip.ball@rbccm.com

STATE STREET BANK GMBH

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	Brienner Str.59, 80333, Munich Germany

Tel:	+49 89 55878 143

Contact:	Munich-axa@statestreet.com

UNICREDIT

/s/ Francesco De Ghetto		/s/ Gerhard Philipp

By:	Mr. Francesco De Ghetto	By:	Mr. Gerhard Philipp

Address:	UniCredit Bank AG, Arabellastr. 12, 81925 Munich Germany

Tel:	+49 89 378 12100 / +49 89 378 15124

Contact:	francesco.deghetto@unicreditgroup.de / gerhard.philipp@unicreditgroup.de

THE ORIGINAL LENDERS

ANZ BANK (EUROPE) LIMITED

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	40 Bank Street, Canary Wharf, London E14 5EJ,

Tel:	+44 203229 2161 / 2154

Contact:	Grahame.Pilcher@ANZ.com / Leon.Dreyer@ANZ.com

BANCO BILBAO VIZCAYA ARGENTARIA S.A.

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	4 Plaza, San Nicolas, Bilbao, Spain

Tel:	+34 91 374 7839

Contact:	mrubio@grupobbva.com

BARCLAYS BANK PLC

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	1 Churchill Place, London E14 5HP

Tel:	+44 (0) 20 7773 0226

Contact:	Emma.Jones2@barclayscapital.com

BNP PARIBAS

/s/ Emmanuel Gendreau		/s/ Cécile Toulemonde

By:	Emmanuel Gendreau	By:	Cécile Toulemonde

Address:	37, place du marché Saint Honoré, France

Tel:	+ 33 1 43 16 86 28 / + 33 1 55 77 42 79

Contact:	emmanuel.gendreau@bnpparibas.com / ariane.ampelas@bnpparibas.com

CITIBANK INTERNATIONAL PLC

/s/ Gavin Westmoreland

By:	Gavin Westmoreland

Address:	Citigroup Centre, Canary Wharf, London E14 5LB, UK

Tel:	+33 1 7075 5223

Contact:	gavin.westmoreland@citi.com

CITIBANK, NA

/s/ Gavin Westmoreland

By:	Gavin Westmoreland

Address:	399 Park Avenue, New York, NY 10043, USA

Tel:	+33 1 7075 5223

Contact:	gavin.westmoreland@citi.com

COMMBANK EUROPE LIMITED

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	Strand Tower, Level 3, 31 The Strand, Sliema, SLM1022 Malta

Tel:	+356 2132 0812

Contact:	Mathew.cassin@cbamalta.com

CRÉDIT AGRICOLE CORPORATION AND INVESTMENT BANK

/s/ Olivier Aubertin		/s/ Nicolas Penhouët

By:	Olivier Aubertin	By:	Nicolas Penhouët

Address:	9 quai du Président Paul Doumer, 92920 Paris La Défense Cedex, France

Tel:	+33 1 41 89 02 47 / +33 1 41 89 87 49

Contact:	olivier.aubertin@ca-cib.com / Nicolas.penhouet@ca-cib.com

CREDIT SUISSE INTERNATIONAL

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	One Cabot Square London E14 4QJ,

Tel:	+44 (0)20 7883 8879 / +44 (0) 207 888 5805

Contact:	garrett.lynskey@credit-suisse.com / david.anthony@credit-suisse.com

DEUTSCHE BANK LUXEMBOURG S.A.

/s/ Geoffrey De-Bretagne

By:	Geoffroy De-Bretagne

Address:	2, boulevard Konrad-Adenauer, L-1115 Luxembourg

Tel:	+352 42122 281 / +352 42122 637

Contact:	nigel.hibberd@db.com / markus.lewalski@db.com

HSBC BANK PLC

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	HSBC Bank Plc., Paris Branch, 15 rue Vernet, 75419 Paris Cedex

Tel:	+33 1 40 70 73 45 / +33 1 40 70 81 66

Contact:	philippe.gonand@hsbc.fr / edward.archer@hsbc.fr

HSBC BANK USA, NA

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	452 Fifth Avenue, NY 10018

Tel:	716 841 6216 / 716 841 4178

Contact:	us.cmb.agency.5@us.hsbc.com

MORGAN STANLEY BANK INTERNATIONAL LIMITED

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	25 Cabot Square, Canary Wharf London E14 4QA

Tel:	+44 207 677 6500 / 5263

Contact:	gla.loandocs@morganstanley.com

NATIXIS

/s/ Guillaume Camous		/s/ Joel Leroy

By:	Guillaume Camous	By:	Joel Leroy

Address:	47 Quai D’austerlitz 75013 Paris

Tel:	+33 1 58 32 56 37 / +33 1 58 19 34 06

Contact:	guillaume.camous@natixis.com / joel.leroy@natixis.com

ROYAL BANK OF CANADA EUROPE LIMITED

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	71 Queen Victoria Street London EC4V 4DE

Tel:	+44 20 7653-4363

Contact:	philip.ball@rbccm.com

SOCIETE GENERALE CORPORATE & INVESTMENT BANKING

/s/ Christophe Le Ridant

By:	Christophe Le Ridant

Address:	Tour Société Générale, 17, cours Valmy, 92987 Paris La Défense Cedex

Tel:	+33 1 42 13 48 36

Contact:	christophe.le-ridant@sgcib.com

STANDARD CHARTERED BANK

/s/ Lionel Vaxelaire

By:	Lionel Vaxelaire

Address:	1 Aldermanbury Square EC2V 7SB London United Kingdom

Tel:	+44 207 885 7551

Contact:	lionel.vaxelaire@sc.com

STATE STREET BANK GMBH

/s/ Philippe Gonand		/s/ Edward Archer

By:	Mr. Philippe Gonand	By:	Mr. Edward Archer

Address:	Brienner Str.59, 80333, Munich Germany

Tel:	+49 89 55878 143

Contact:	Munich-axa@statestreet.com

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

/s/ Gilles Mouterde		/s/ Dominique Collin

By:	Gilles Mouterde	By:	Dominique Collin

Address:	20 Rue de la Ville l’Evêque, 75008 Paris

Tel:	+33 1 44 71 40 20 / +33 1 44 71 40 06

Contact:	gilles_mouterde@fr.smbcgroup.com / dominique_collin@fr.smbcgroup.com

THE BANK OF TOKYO-MITSUBISHI UFJ LTD.

/s/ Geneviève Besson

By:	Geneviève Besson

Address:	Le Centorial, 18, rue du Quatre Septembre, 75080 Paris CEDEX2 France

Tel:	+33 1 44 77 48 26

Contact:	genevieve.besson@fr.mufg.jp

THE ROYAL BANK OF SCOTLAND PLC.

/s/ Jérôme Frizé

By:	Jérôme Frizé

Address:	RBS 94 Boulevard Haussmann 75008 Paris

Tel:	+33 1 55 30 84 52

Contact:	jerome.frize@rbs.com

UBS AG

/s/ Jean-Francois Brunet

By:	Jean-Francois Brunet

Address:	677 Washington Boulevard, Stamford, CT 06901 USA

Tel:	+33 1 48 88 33 91

Contact:	jean-francois.brunet@ubs.com

UBS LIMITED

/s/ Jean-Francois Brunet

By:	Jean-Francois Brunet

Address:	69 Boulevard Haussmann, 75008 Paris

Tel:	+33 1 48 88 33 91

Contact:	jean-francois.brunet@ubs.com

UBS LOAN FINANCE LLC

/s/ Jean-Francois Brunet

By:	Jean-Francois Brunet

Address:	677 Washington Boulevard, Stamford, CT 06901 USA

Tel:	+33 1 48 88 33 91

Contact:	jean-francois.brunet@ubs.com

UNICREDIT

/s/ Francesco De Ghetto		/s/ Gerhard Philipp

By:	Mr. Francesco De Ghetto	By:	Mr. Gerhard Philipp

Address:	UniCredit Bank AG, Arabellastr. 12, 81925 Munich Germany

Tel:	+49 89 378 12100 / +49 89 378 15124

Contact:	francesco.deghetto@unicreditgroup.de / gerhard.philipp@unicreditgroup.de